Exhibit 99.1

REDACTED

Certain identified information, indicated by [*****], has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

MASTER SEPARATION AGREEMENT

BY AND BETWEEN

BAUSCH HEALTH COMPANIES INC.

AND

BAUSCH + LOMB CORPORATION

Dated as of March 30, 2022

-i-

5.10	Survival of Indemnities	55
5.11	Management of Actions	55

ARTICLE VI CERTAIN OTHER MATTERS		55

6.1	SpinCo Financial Covenants	55
6.2	Auditors and Audits; Annual Financial Statements and Accounting	59
6.3	Parent Financial Information Certifications	60
6.4	Covenants Relating to the Incurrence of Indebtedness	61
6.5	Other Covenants	62
6.6	Product Names and Untransferred Product Codes Following the Separation	64
6.7	Insurance Matters	65
6.8	Late Payments	68
6.9	Inducement	68
6.10	Post-Separation Time Conduct	68
6.11	Director Elections	69

ARTICLE VII EXCHANGE OF INFORMATION; CONFIDENTIALITY		69

7.1	Agreement for Exchange of Information	69
7.2	Ownership of Information	70
7.3	Compensation for Providing Information	70
7.4	Record Retention	71
7.5	Legal Materials	72
7.6	Limitations of Liability	72
7.7	Other Agreements Providing for Exchange of Information	72
7.8	Production of Witnesses; Records; Cooperation	72
7.9	Privileged Matters	73
7.10	Confidentiality	75
7.11	Protective Arrangements	77

ARTICLE VIII DISPUTE RESOLUTION		77

8.1	Good Faith Officer Negotiation	77
8.2	Good-Faith Negotiation	78
8.3	Arbitration	78
8.4	Litigation and Unilateral Commencement of Arbitration	79
8.5	Conduct During Dispute Resolution Process	79

ARTICLE IX FURTHER ASSURANCES AND ADDITIONAL COVENANTS		79

9.1	Further Assurances	79

ARTICLE X TERMINATION		80

10.1	Termination by Mutual Consent	80
10.2	Other Termination	80
10.3	Effect of Termination	81

ARTICLE XI MISCELLANEOUS		81

11.1	Counterparts; Entire Agreement; Corporate Power	81

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11.2	Governing Law	82
11.3	Assignability	82
11.4	Third-Party Beneficiaries	82
11.5	Notices	83
11.6	Severability	84
11.7	Force Majeure	84
11.8	No Set-Off	84
11.9	Expenses	84
11.10	Headings	85
11.11	Survival of Covenants	85
11.12	Waivers of Default	85
11.13	Specific Performance	85
11.14	Amendments	85
11.15	Interpretation	85
11.16	Limitations of Liability	86
11.17	Performance	86
11.18	Mutual Drafting	86
11.19	Ancillary Agreements	86

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SCHEDULES

Schedule 1.1	Bausch Marks
Schedule 1.2	Parent Intellectual Property Rights
Schedule 1.3(a)	Parent Retained Marks
Schedule 1.3(b)	SpinCo Product Marks
Schedule 1.4(l)	Other SpinCo Contracts
Schedule 1.5	SpinCo Products
Schedule 1.6(a)	SpinCo Real Property
Schedule 1.6(b)	SpinCo Leases
Schedule 1.7	SpinCo Registered IP
Schedule 1.9	Transferred Entities
Schedule 1.10	Parent Products
Schedule 2.2(a)(xvii)	Other SpinCo Assets
Schedule 2.2(a)(xviii)	Excluded SpinCo Assets
Schedule 2.2(b)(xii)	Other Parent Assets
Schedule 2.3(a)(vii)	SpinCo Liabilities; Third-Party Claims
Schedule 2.3(a)(ix)	Excluded SpinCo Liabilities
Schedule 2.3(b)(iv)	Parent Liabilities; Third-Party Claims
Schedule 2.3(b)(v)	Other Parent Liabilities
Schedule 2.8(b)(ii)	Intercompany Agreements
Schedule 5.11	Management of Actions
Schedule 11.9	Expense Allocation

EXHIBITS

Exhibit A	Amended Articles of SpinCo

-iv-

MASTER SEPARATION AGREEMENT

This MASTER SEPARATION AGREEMENT, dated as of March 30, 2022 (this “Agreement”), is by and between Bausch Health Companies Inc., a corporation continued under the laws of the Province of British Columbia, Canada (“Parent”), and Bausch + Lomb Corporation, a company incorporated under the laws of Canada (“SpinCo”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is advisable and in the best interests of Parent and its stakeholders, including its shareholders and creditors, to create a new publicly traded company that shall operate the SpinCo Business;

WHEREAS, in furtherance of the foregoing, the Parent Board and the board of directors of SpinCo (the “SpinCo Board”) have determined that it is appropriate and desirable for Parent and its applicable Subsidiaries to transfer the SpinCo Assets to SpinCo and its applicable Subsidiaries, and for SpinCo and its applicable Subsidiaries to assume the SpinCo Liabilities, in each case, as more fully described in this Agreement and the Ancillary Agreements (the “Separation”);

WHEREAS, the Parent Board and the SpinCo Board have further determined that it is appropriate and desirable, on the terms and conditions contemplated hereby, for Parent to make an offer and sale of Initial Common Shares pursuant to a registration statement on Form S-1 and the Canadian Prospectus, as more fully described in this Agreement and the Ancillary Agreements (the “IPO”), immediately following which offering and sale Parent will own 80.1% or more of the outstanding Initial Common Shares;

WHEREAS, Parent currently intends to, after the IPO, transfer all or a portion of the equity interest in SpinCo to its shareholders by way of a plan of arrangement under applicable corporate law (the “Arrangement”) to be implemented in accordance with the terms and subject to the conditions set out in the plan of arrangement to be appended to the Arrangement Agreement (as it may be amended from time to time, the “Plan of Arrangement”) (such transactions, collectively, the “Distribution”);

WHEREAS, it is intended that, for U.S. federal income tax purposes, (a) if effected, certain of the transactions described in the Plan of Arrangement preceding the Amalgamations, taken together, shall be treated as an integrated series of steps constituting a distribution by Parent of stock of a corporation (constituting “control” of such corporation, within the meaning of Section 368(c) of the Code) that, together with the other members of its “separate affiliated group” (within the meaning of Section 355(b)(3) of the Code), conducts the SpinCo Business, to which Section 355(a) of the Code applies, and (b) if effected, the amalgamations resulting in the formation of Amalco and the Resulting Entity (together, the “Amalgamations”), separately or taken together, shall be treated as one or more reorganizations within the meaning of Section 368 of the Code, and that this Agreement, the Arrangement Agreement and the Plan of Arrangement, together with the documents effecting the Amalgamations, are intended to be, and are hereby adopted as, a “plan of reorganization” with respect to the Amalgamations within the meaning of Treasury Regulations Section 1.368-2(g) (collectively, the “Intended U.S. Tax Treatment”); and

WHEREAS, each of Parent and SpinCo has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation, the Contribution, the IPO, the Plan of Reorganization and the Distribution (the “Transactions”) and certain other agreements that will govern certain matters relating to the Transactions and the relationship of Parent, SpinCo and the members of their respective Groups following the consummation of the Transactions.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Accounts Payable” shall mean any and all trade and non-trade accounts payable of either Party or member of its Group.

“Accounts Receivable” shall mean any and all trade and non-trade accounts receivable of either Party or member of its Group.

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Separation Time, solely for purposes of this Agreement and the Ancillary Agreements, (a) no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the Parent Group and (b) no member of the Parent Group shall be deemed to be an Affiliate of any member of the SpinCo Group.

“Agent” shall mean the trust company or bank to be duly appointed by Parent to act as distribution agent in connection with the Distribution.

“Amalco” shall mean the corporation resulting from the amalgamation of TC and Numberco pursuant to the Plan of Arrangement.

“Ancillary Agreements” shall mean all agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation, the Contribution, the IPO, the Plan of Reorganization, the Distribution or the other transactions contemplated by this Agreement, including the Transition Services Agreement, the Real Estate Matters Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the IP Matters Agreement, the Registration Rights Agreement, the Arrangement Agreement, the Plan of Arrangement and the Transfer Documents.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Arrangement” shall have the meaning set forth in the Arrangement Agreement.

“Arrangement Agreement” shall mean the Arrangement Agreement, to be made between Parent, SpinCo, TC, TC Sub and Numberco in connection with the Arrangement, as it may be amended from time to time.

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Bausch Marks” shall mean SpinCo’s and/or Parent’s corporate names, corporate Trademarks, or corporate logos of either Party or any member of its Group at any time prior to the Separation Time, including the Trademarks containing the terms “Bausch,” “Bausch Health,” “Bausch & Lomb,” “Bausch + Lomb,” “B&L” or “B+L,” as set forth in Schedule 1.1.

“BCBCA” shall mean the British Columbia Business Corporations Act, as amended.

“Business Day” shall mean a day other than a Saturday, a Sunday or a day on which banking institutions located in Montreal, Québec, Toronto, Ontario or New York, New York are authorized or obligated by Law or executive order to close.

“Canadian Prospectus” shall mean, as applicable, the preliminary base PREP prospectus, the amended and restated base PREP prospectus, the final base PREP prospectus and the supplemented base PREP prospectus containing the information that has been omitted from the final base PREP prospectus in accordance with National Instrument 44-103 – Post Receipt Pricing, including any applicable amendments thereto, in the English and French languages.

“Canadian Securities Authorities” shall mean the Canadian securities authorities in each of the provinces or territories of Canada, and any of their successors.

“CBCA” shall mean the Canada Business Corporations Act, as amended.

“Change of Control” shall mean, with respect to a Party: (a) a transaction whereby any Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) would acquire, directly or indirectly, voting securities representing more than fifty percent (50%) of the total voting power of such Party; (b) a merger, consolidation, recapitalization or reorganization of such Party, unless securities representing more than fifty percent (50%) of the total voting power of the legal successor to such Party as a result of such merger, consolidation, recapitalization or reorganization are immediately thereafter beneficially owned, directly or indirectly, by the Persons who beneficially owned such Party’s outstanding voting securities immediately prior to such transaction; or (c) the sale of all or substantially all of the consolidated assets of such Party’s Group. For the avoidance of doubt, no transaction contemplated by this Agreement or the Ancillary Agreements shall be considered a Change of Control.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Effective Date” shall have the meaning set forth in the Arrangement Agreement.

“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between Parent and SpinCo or the members of their respective Groups in connection with the Transactions and the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Final Order” shall have the meaning set forth in the Arrangement Agreement.

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, acts of terrorism, cyberattacks, embargoes, epidemics, pandemics or diseases (including COVID-19) or other health crises or public health events, or any worsening of any of the foregoing, quarantine or government health alert that prohibits or restricts travel or prevents any individual from reporting to a work location, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, for the avoidance of doubt, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign, multinational, supranational, territorial, or provincial, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.

“Group” shall mean either the Parent Group or the SpinCo Group, as the context requires.

“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, per- and polyfluoroakyl substances, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Information Technology” shall mean all computer systems (including computers, screens, servers, middleware, workstations, routers, hubs, switches, networks, data communication lines and hardware), network and telecommunications systems hardware, and other information technology equipment, and all associated documentation.

“Initial Common Shares” shall mean the common shares of SpinCo (it being understood that, if the Initial Common Shares, as a class, shall be reclassified, exchanged or converted into another security (including as a result of a merger, consolidation or otherwise) or the right to receive such security, each reference to Initial Common Share in this Agreement shall refer to such other security into which the Initial Common Share was reclassified, exchanged or converted).

“Insurance Proceeds” shall mean those monies (a) received by an insured from an insurance carrier or (b) paid by an insurance carrier on behalf of the insured, in any such case, net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Intellectual Property Rights” shall mean any and all common law and statutory rights anywhere in the world arising under or associated with: (a) patents, statutory invention registrations, certificates of invention, registered designs, utility models and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions, and including any applications for any of the foregoing (“Patents”); (b) trademarks, service marks, slogans, trade dress, trade names, logos, and other designations of origin, and including any applications for any of the foregoing (“Trademarks”); (c) rights associated with domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services, and including any applications for any of the foregoing (“Internet Properties”); (d) trade secret and industrial secret rights and rights in know-how, inventions, data, and any other confidential or proprietary business or technical information, that derive independent economic value, whether actual or potential, from not being known to other persons (“Trade Secrets”); (e) copyrights and any other equivalent rights in works of authorship or copyrightable subject matter (including rights in Software as a work of authorship) and any other related rights of authors, and including any applications for any of the foregoing (“Copyrights”); and (f) all other similar or equivalent intellectual property or proprietary rights anywhere in the world.

“Interim Order” shall have the meaning set forth in the Arrangement Agreement.

“IP Matters Agreement” shall mean the Intellectual Property Matters Agreement to be entered into by and between Parent and SpinCo or the members of their respective Groups in connection with the Transactions and the other transactions contemplated by this Agreement, as it may be amended from time to time.

“IPO Closing Date” shall mean the date of the Closing Time (as defined in the Underwriting Agreement).

“IPO Registration Statement” shall mean the effective registration statement on Form S-1 filed under the Securities Act, pursuant to which the Initial Common Shares to be issued in the IPO will be registered under the Securities Act, together with all amendments thereto.

“Law” shall mean any domestic, foreign, multinational, national, supranational, federal, state, territorial, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any Tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean any and all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, attorneys’ fees, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Meeting Materials” shall have the meaning set forth in the Arrangement Agreement.

“NumberCo” shall mean 1261229 B.C. Ltd. (for clarity, including any successor entity following any continuation of such company under the CBCA or otherwise).

“NYSE” shall mean the New York Stock Exchange.

“Parent Business” shall mean all businesses, operations and activities conducted at any time prior to the Separation Time by either Party or any member of its Group, other than the SpinCo Business.

“Parent Common Shares” shall mean the common shares, no par value, in the capital of Parent.

“Parent Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Parent that will be members of the Parent Group as of immediately prior to the Separation Time.

“Parent Group” shall mean Parent and each Person that is a Subsidiary of Parent (other than SpinCo and any other member of the SpinCo Group).

“Parent Information Technology” shall mean all Information Technology, other than SpinCo Information Technology, owned by either Party or any member of its Group as of immediately prior to the Separation Time.

“Parent Intellectual Property Rights” shall mean (a) the Registered IP set forth on Schedule 1.2, and (b) all other Intellectual Property Rights, other than SpinCo Intellectual Property Rights, owned by either Party or any member of its Group as of immediately prior to the Separation Time.

“Parent Inventory” shall mean all Inventory, other than SpinCo Inventory, owned by either Party or any member of its Group as of immediately prior to the Separation Time.

“Parent New Common Shares” shall mean the “BHC Class A Shares” as defined in the Arrangement Agreement.

“Parent Products” shall mean products and services manufactured, sold, provided or distributed, as the case may be, by Parent or members of Parent Group, including the products and products in development set out in Schedule 1.10, but excluding the SpinCo Products.

“Parent Resolutions” shall mean the special resolutions of the shareholders of Parent as are necessary to approve the Arrangement as set out in the Plan of Arrangement.

“Parent Retained Marks” shall mean the names, Trademarks or logos of Parent or any of its Affiliates at any time prior to the Separation Time in connection with the Parent Business or the Parent Products, including the Trademarks set forth on Schedule 1.3(a); provided, that Parent Retained Marks shall not include the Bausch Marks or the SpinCo Product Marks.

“Parent Shareholder Approval” shall mean the approval of the Arrangement Resolution by the BHC Shareholders at the BHC Shareholder Meeting (each, as defined in the Arrangement Agreement) in accordance with the Interim Order.

“Parent Shareholders Meeting” shall mean the “BHC Meeting” as defined in the Arrangement Agreement.

“Parent Special Shares” shall mean the “BHC Special Shares” as defined in the Arrangement Agreement.

“Parties” shall mean the parties to this Agreement.

“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Plan of Arrangement” shall mean the Plan of Arrangement in substantially the form set out as Appendix I to the Arrangement Agreement, as amended, modified or supplemented from time to time in accordance with the terms thereof.

“Policies” shall mean insurance policies and insurance contracts of any kind, including global property, excess and umbrella liability, domestic and foreign commercial general liability, local foreign placements, directors and officers liability, fiduciary liability, cyber, media and technology errors and omissions liability, employment practices liability, domestic and foreign automobile, cargo stock throughput, customer cargo, global cargo terrorism, workers’ compensation and employers’ liability, employee dishonesty/crime/fidelity, special contingency (K&R), bonds and self-insurance, together with the rights, benefits, privileges and obligations thereunder.

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the U.S. Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Parent and SpinCo cooperating together in good faith) or any similar release by the U.S. Federal Reserve Board (as determined by Parent and SpinCo cooperating together in good faith).

“Privileged Information” shall mean any information, in written, oral, electronic or any other tangible or intangible forms, including without limitation any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege or other protection, including the attorney-client and attorney work product privileges.

“Prospectus” shall mean each preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement.

“Real Estate Matters Agreement” shall mean the Real Estate Matters Agreement to be entered into by and between Parent and SpinCo in connection with the Transactions and the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Real Property” shall mean land together with all easements, rights and interests arising out of the ownership thereof or appurtenant thereto and all buildings, structures, improvements and fixtures located thereon.

“Real Property Leases” shall mean all leases to Real Property and, to the extent covered by such leases, any and all buildings, structures, improvements and fixtures located thereon.

“Record Date” shall mean the close of business on the date to be determined by the Parent Board in its sole and absolute discretion as the record date for determining holders of Parent Common Shares entitled to receive Parent Common Shares and Resulting Entity Common Shares pursuant to the Distribution.

“Registered IP” shall mean all United States, international or foreign: (a) Patents and Patent applications; (b) registered Trademarks and applications to register Trademarks; (c) registered Copyrights and applications for Copyright registration; and (d) registered Internet Properties.

“Registration Rights Agreement” shall mean the Registration Rights Agreement to be entered into by and between Parent and SpinCo in connection with the Transactions and the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Resulting Entity” shall mean the corporation resulting from the amalgamation of Amalco and SpinCo pursuant to the Plan of Arrangement.

“Resulting Entity Common Shares” shall have the meaning set forth in the Arrangement Agreement.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Separation Time” shall mean 12:01 a.m. Eastern Time on the Separation Date.

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Specified Corporation” has the meaning assigned by subsection 55(1) of the Tax Act.

“SpinCo Accounts Payable” shall mean any and all trade and non-trade accounts payable of either Party or member of its Group outstanding as of immediately prior to the Separation Time, in each case, to the extent related to the SpinCo Business or arising out of any SpinCo Contract.

“SpinCo Accounts Receivable” shall mean any and all trade and non-trade accounts receivable of either Party or member of its Group outstanding as of immediately prior to the Separation Time, in each case, to the extent related to the SpinCo Business or arising out of any SpinCo Contract.

“SpinCo Articles” shall mean the articles of incorporation of SpinCo, as amended, substantially in the form of Exhibit A hereto.

“SpinCo Balance Sheet” shall mean the pro forma combined balance sheet of the SpinCo Business, including any notes and subledgers thereto, as presented in the IPO Registration Statement at the time it is declared effective under the Securities Act.

“SpinCo Books and Records” shall mean: (a) all books and records used in or necessary, as of immediately prior to the Separation Time, for the general financial and administrative operation of the SpinCo Business, including financial, tax, employee, and general business operating documents, instruments, papers, books, books of account, records and files and data related thereto (including copies of all SpinCo Product Approvals (and pending applications therefor and applications that are in the process of being prepared as of the Separation Time), together with all regulatory dossiers, related correspondence between either Party or any member of its Group and the applicable Governmental Entity and any other related documentation, files or dossiers relating to the SpinCo Products or the SpinCo Product Approvals and/or to the underlying data or information used to support, maintain or obtain marketing authorization of the underlying SpinCo Products); (b) all books and records related to the SpinCo Business or used by either Party or a member of its Group as of immediately prior to the Separation Time in connection with the development, registration, sourcing, supply chain management, marketing, promotion, sale, distribution, maintenance and warranty of SpinCo Products, including vendor and supplier information and records, customer lists, sales records, e-commerce records and data, customer registration and account information, billing and subscription information, advertising marketing market research, sales and promotional materials, compliance materials including policies and training, customer contracts, terms of use and privacy policies, sales literature catalogs, brochures, sales, warranty and other product information and materials, Web Site content, data, reports, clinical study reports, audit reports, certificates, laboratory notebooks, written notes, standard operating procedures, logs, master label copy, studies, databases, raw or experimental data, records, research records, assay protocols, meeting minutes, charters, meeting plans, preclinical and clinical trial data and documentation (including protocols and any amendments thereto, investigations, brochures, publications, interim and final reports, safety reports, toxicology reports, safety data, raw data, batch records, certificates of analysis, data tables, derived data sets, notes, source documents, files and summaries), investigator lists, distribution lists, files, documents and correspondence, manuals, product drawings, blueprints and schematics; and (c) any books and records related to the SpinCo Business that is required to be preserved pursant to a Litigation Hold as of the Separation Time; provided, that SpinCo Books and Records shall not include material that Parent is not permitted by applicable Law or agreement to disclose or transfer to SpinCo.

“SpinCo Business” shall mean the business, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested, discontinued or paused) of Parent’s eye health business and of those consumer products included in the SpinCo Products, in each case, as conducted immediately prior to the Separation Time by either Party or any member of its Group, including the business, operations and activities in respect of the research, development, manufacturing, production, logistics and commercialization of the SpinCo Products.

“SpinCo Contracts” shall mean the following contracts and agreements to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing; provided, that SpinCo Contracts shall not include any contract or agreement that shall be retained by Parent or any member of the Parent Group from and after the Separation Time pursuant to any provision of this Agreement or any Ancillary Agreement:

(a) any customer, reseller, distributor or development contract or agreement entered into prior to the Separation Time primarily related to the SpinCo Business;

(b) any supply or vendor contract or agreement entered into prior to the Separation Time primarily related to the SpinCo Business;

(c) any contract or agreement entered into prior to the Separation Time which grants a Third Party rights or licenses to Intellectual Property Rights that are SpinCo Intellectual Property Rights;

(d) any license agreement entered into prior to the Separation Time pursuant to which a Third Party grants either Party or any member of its Group rights or licenses to Intellectual Property Rights primarily related to the SpinCo Business;

(e) any joint venture or partnership contract or agreement entered into prior to the Separation Time that primarily relates to the SpinCo Business;

(f) any guarantee, indemnity, representation, covenant, warranty or other liability of either Party or any member of its Group in each case entered into prior to the Separation Time in respect of any other SpinCo Contract, any SpinCo Liability or the SpinCo Business;

(g) any proprietary information and inventions agreement or similar agreement assigning or licensing Intellectual Property Rights with any current or former Parent Group employee, SpinCo Group employee, consultant of the Parent Group or consultant of the SpinCo Group, in each case entered into prior to the Separation Time that is primarily related to the SpinCo Business;

(h) any contract or agreement that is expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to, or to be a contract or agreement in the name of, SpinCo or any member of the SpinCo Group;

(i) any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements entered into prior to the Separation Time that is primarily related to the SpinCo Business;

(j) any other contract or agreement entered into prior to the Separation Time primarily related to the SpinCo Business or SpinCo Assets;

(k) SpinCo Leases; and

(l) any contracts, agreements or settlements set forth on Schedule 1.4(l), including the right to recover any amounts under such contracts, agreements, leases or settlements.

“SpinCo Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Parent that will be members of the SpinCo Group as of immediately prior to the Separation Time.

“SpinCo Group” shall mean (a) prior to the Separation Time, SpinCo and each Person that will be a Subsidiary of SpinCo immediately after the Separation Time, including the Transferred Entities and their respective Subsidiaries, even if, prior to the Separation Time, such Person is not a Subsidiary of SpinCo, and (b) on and after the Separation Time, SpinCo and each Person that is a Subsidiary of SpinCo.

“SpinCo Indebtedness” shall mean the aggregate principal amount of total liabilities (whether long-term or short-term) for borrowed money (including finance leases) of the members of the SpinCo Group collectively, as determined for purposes of its annual and quarterly financial statements and prepared in accordance with GAAP.

“SpinCo Information Technology” shall mean all Information Technology owned by either Party or any member of its Group as of immediately prior to the Separation Time that is primarily used or primarily held for use in the SpinCo Business.

“SpinCo Intellectual Property Rights” shall mean (a) the SpinCo Registered IP, and (b) all Intellectual Property Rights (other than Registered IP) owned by either Party or any of the members of its Group as of immediately prior to the Separation Time that is primarily used or primarily held for use in the SpinCo Business.

“SpinCo Leases” shall have the meaning set forth in the definition of SpinCo Real Property.

“SpinCo Permits” shall mean all Permits owned or licensed by either Party or any member of its Group primarily used or primarily held for use in the SpinCo Business as of immediately prior to the Separation Time, for the avoidance of doubt, excluding the SpinCo Product Approvals.

“SpinCo Product Approvals” shall mean registrations, approvals, authorizations, clearances, consents, licenses or certificates issued by any Governmental Entity (and all pending applications therefor) for the research, development, manufacturing, production, logistics, marketing, importation, distribution, sale and/or commercialization of the SpinCo Products (and services ancillary thereto).

“SpinCo Product Marks” shall mean the Trademarks used in connection with SpinCo Products at any time prior to the Separation Time, including the Trademarks set forth on Schedule 1.3(b); provided, that SpinCo Product Marks shall not include the Bausch Marks or the Trademarks set forth on Schedule 1.3(a).

“SpinCo Products” shall mean the products and products in development set forth on Schedule 1.5.

“SpinCo Purchase Debt” means the purchase debt issued by SpinCo to Parent in partial consideration for the transfer of SpinCo Assets to SpinCo, which debt is intended to be repaid by SpinCo using the proceeds of the SpinCo Financing Arrangements.

“SpinCo Real Property” shall mean (a) all of the Real Property owned by either Party or member of its Group as of immediately prior to the Separation Time listed or described on Schedule 1.6(a), (b) the Real Property Leases to which either Party or member of its Group is party as of immediately prior to the Separation Time set forth on Schedule 1.6(b) (“SpinCo Leases”) and (c) all recorded Real Property notices, easements, and obligations with respect to the Real Property and/or Real Property leases described in clauses (a) and (b) of this definition.

“SpinCo Registered IP” shall mean the Registered IP set forth on Schedule 1.7.

“SpinCo Share Capital” shall mean all classes or series of share capital of SpinCo, including the Initial Common Shares or the Resulting Entity Common Shares, as applicable, and all options, warrants and other rights to acquire such share capital.

“SpinCo Technology” shall mean any Technology with respect to which the Intellectual Property Rights therein are owned by either Party or any member of its Group to the extent that such Technology is (a) used in or necessary to the operation of the SpinCo Business as of immediately prior to the Separation Time and capable of being copied (for example, Software), and (b) the know-how of the SpinCo Group Employees to the extent related to the SpinCo Business, but in each case, excluding any Information Technology and any SpinCo Books and Records.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture, partnership or other entity of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.

“Tangible Personal Property” shall mean machinery, equipment, hardware, furniture, fixtures, tools, motor vehicles and other transportation equipment, special and general tangible tools, prototypes, models and other tangible personal property, it being understood that Tangible Personal Property shall not include (a) any Information Technology and (b) any Technology.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Act” shall mean the Income Tax Act (Canada), as amended.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between Parent and SpinCo in connection with the Transactions and the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Ruling” shall mean the advance income tax rulings and opinions from the Canada Revenue Agency confirming the Canadian federal income tax consequences of certain aspects of the Distribution and related transactions, including that such transactions will be treated for purposes of the Tax Act as a tax-deferred “butterfly” reorganization pursuant to paragraph 55(3)(b) of the Tax Act.

“TC” shall mean 12279967 Canada Ltd.

“TC Common Shares” shall mean the outstanding common shares in the capital of TC.

“TC Sub” shall mean 12283778 Canada Ltd.

“TC Sub Common Shares” shall mean the outstanding common shares in the capital of TC Sub.

“Technology” shall mean embodiments of Intellectual Property Rights, including blueprints, designs, design protocols, documentation, specifications for materials, specifications for parts and devices, and design tools, materials, manuals, data, databases, Software and know-how or knowledge of employees, relating to, embodying, or describing products, articles, apparatus, devices, processes, methods, formulae, recipes or other technical information.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Transferred Entities” shall mean the entities set forth on Schedule 1.9.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between Parent and SpinCo or any members of their respective Groups in connection with the Transactions and the other transactions contemplated by this Agreement, as it may be amended from time to time.

“TSX” shall mean the Toronto Stock Exchange.

“Underwriters” shall mean the managing underwriters for the IPO.

“Underwriting Agreement” shall mean the underwriting agreement to be entered into among Parent, SpinCo and the Underwriters as representatives of the several underwriters named therein with respect to the IPO.

“Untransferred Parent Product Codes” shall mean the product identifier codes associated with the Parent Products, including any National Drug Codes (NDC), Universal Product Codes and equivalent codes in territories outside of the United States, that, as of the Separation Time, are held by SpinCo or a member of the SpinCo Group and that cannot be transferred to Parent or a member of the Parent Group, as Parent or a member of the Parent Group is required to obtain its own product identifier codes for such Parent Product in connection with the Separation.

“Untransferred SpinCo Product Codes” shall mean the product identifier codes associated with the SpinCo Products, including any National Drug Codes (NDC), Universal Product Codes and equivalent codes in territories outside of the United States, that, as of the Separation Time, are held by Parent or a member of the Parent Group and that cannot be transferred to SpinCo or a member of the SpinCo Group, as SpinCo or a member of the SpinCo Group is required to obtain its own product identifier codes for such SpinCo Product in connection with the Separation.

“U.S. Tax Opinion” shall mean an opinion of Davis Polk & Wardwell LLP, or such other law or accounting firm as determined by Parent, to be dated at or prior to the Effective Date, addressed to Parent and otherwise in a form acceptable to Parent, regarding the Intended U.S. Tax Treatment.

Terms	Sections
Agreement	Preamble
Amalgamations	Recitals
Arbitration Request	8.3
Arrangement	Recitals
Assumption and Allocation Agreement	2.3(a)(viii)
CEO Negotiation Request	8.2
Copyrights	Article I
Delayed Parent Asset	2.5(h)
Delayed Parent Liability	2.5(h)
Delayed SpinCo Asset	2.5(c)
Delayed SpinCo Liability	2.5(c)
Director Negotiation Request	8.2
Dispute	8.1
Distribution	Recitals
Distribution Date	4.1(a)
Indemnifying Party	5.4(a)
Indemnitee	5.4(a)
Indemnity Payment	5.4(a)
Insurance Termination Time	6.7(b)
Intended U.S. Tax Treatment	Recitals
Internet Properties	Article I
Inventory	2.2(a)(vii)
IPO	Recitals
JAMS Rules	8.3(a)
Joint Legal Materials	7.5
Legal Materials	7.5
Linked	2.10(a)

Litigation Hold	7.4(a)
Officer Negotiation Request	8.1
Parent	Preamble
Parent Accounts	2.10(a)
Parent Annual Statements	6.2(b)
Parent Assets	2.2(b)
Parent Auditors	6.2(c)
Parent Board	Recitals
Parent Indemnitees	5.2
Parent Liabilities	2.3(b)
Parent Public Filings	6.1(i)
Patents	Article I
Plan of Arrangement	Recitals
Plan of Reorganization	2.1(a)
Separation	Recitals
Separation Date	2.4
Shared Contract	2.9(a)
Specified Ancillary Agreement	11.19
SpinCo	Preamble
SpinCo Accounts	2.10(a)
SpinCo Assets	2.2(a)
SpinCo Auditors	6.1(i)
SpinCo Board	Recitals
SpinCo Financing Arrangements	2.14(a)
SpinCo Indemnitees	5.3
SpinCo Inventory	2.2(a)(vii)
SpinCo Leases	Article I
SpinCo Liabilities	2.3(a)
SpinCo Policies	6.7(c)
SpinCo Tangible Personal Property	2.2(a)(xvi)
Straddle Period	6.3
Third-Party Claim	5.5(a)
Trade Secrets	Article I
Trademarks	Article I
Transactions	Recitals
Transfer Documents	2.1(b)
Transition Committee	2.12
Unreleased Parent Liability	2.6(b)(ii)
Unreleased SpinCo Liability	2.6(a)(ii)

ARTICLE II

THE SEPARATION

2.1 Transfer of Assets and Assumption of Liabilities.

(a) At or prior to the Separation Time, but in any case prior to the closing of the IPO, in accordance with the plan and structure mutually agreed by Parent and SpinCo prior to the entry into this Agreement (as it may be amended, supplemented or otherwise modified in accordance with this Agreement, the “Plan of Reorganization”) (provided that, Parent shall be entitled to modify the Plan of Reorganization from time to time (x) prior to the Separation Time in its sole discretion and (y) following the Separation Time with the prior written consent of SpinCo, which consent shall not be unreasonably withheld, delayed or conditioned, provided that such consent shall not be required to the extent that any such modification is either (A) necessary or appropriate (1) in light of any SpinCo Asset or SpinCo Liability being or becoming a Delayed SpinCo Asset or a Delayed SpinCo Liability, respectively, or (2) in light of any Parent Asset or Parent Liability becoming a Delayed Parent Asset or a Delayed Parent Liability, respectively, or (B) not reasonably expected to have an adverse effect on SpinCo or any of its Affiliates that is material):

(i) Transfer and Assignment of SpinCo Assets. Parent shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey and deliver to SpinCo, or the applicable SpinCo Designees, and SpinCo or such SpinCo Designees shall accept from Parent and the applicable members of the Parent Group, all of Parent’s and such Parent Group member’s respective direct or indirect right, title and interest in and to all of the SpinCo Assets (it being understood that if any SpinCo Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such SpinCo Asset may be assigned, transferred, conveyed and delivered to SpinCo as a result of the transfer of all of the equity interests in such Transferred Entity from Parent or the applicable members of the Parent Group to SpinCo or the applicable SpinCo Designee);

(ii) Acceptance and Assumption of SpinCo Liabilities. SpinCo and the applicable SpinCo Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all the SpinCo Liabilities in accordance with their respective terms (it being understood that if any SpinCo Liability is a liability of a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such SpinCo Liability may be assumed by SpinCo as a result of the transfer of all of the equity interests in such Transferred Entity from Parent or the applicable members of the Parent Group to SpinCo or the applicable SpinCo Designee). SpinCo and such SpinCo Designees shall be responsible for all SpinCo Liabilities, regardless of when or where such SpinCo Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Separation Time, regardless of where or against whom such SpinCo Liabilities are asserted or determined (including any SpinCo Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii) Transfer and Assignment of Parent Assets. Parent and SpinCo shall cause SpinCo and the SpinCo Designees to contribute, assign, transfer, convey and deliver to Parent or certain members of the Parent Group designated by Parent, and Parent or such other members of the Parent Group shall accept from SpinCo and the SpinCo Designees, all of SpinCo’s and such SpinCo Designees’ respective direct or indirect right, title and interest in and to all Parent Assets held by SpinCo or a SpinCo Designee; and

(iv) Acceptance and Assumption of Parent Liabilities. Parent and certain of members of the Parent Group designated by Parent shall accept and assume and agree faithfully to perform, discharge and fulfill all of the Parent Liabilities held by SpinCo or any SpinCo Designee and Parent and the applicable members of the Parent Group shall be responsible for all Parent Liabilities in accordance with their respective terms, regardless of when or where such Parent Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Separation Time, where or against whom such Parent Liabilities are asserted or determined (including any such Parent Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b) Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.” The Transfer Documents shall effect certain of the transactions contemplated by this Agreement and, notwithstanding anything in this Agreement to the contrary, shall not expand or limit any of the obligations, covenants or agreements in this Agreement. It is expressly agreed that in the event of any conflict between the terms of the Transfer Documents and the terms of this Agreement or the Tax Matters Agreement, the terms of this Agreement or the Tax Matters Agreement, as applicable, shall control.

(c) Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Separation Time), one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept such Asset.

Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person. In the event that at any time or from time to time (whether prior to, at or after the Separation Time), one Party (or any member of such Party’s Group) shall be liable for or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such other Party shall promptly assume, or cause to be assumed, such Liability and agree to faithfully perform such Liability.

(d) Waiver of Bulk-Sale and Bulk-Transfer Laws. SpinCo hereby waives compliance by each and every member of the Parent Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to any member of the SpinCo Group. Parent hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Parent Assets to any member of the Parent Group.

(e) Electronic Transfer. All transferred SpinCo Assets and Parent Assets, including transferred Technology, that can be delivered by electronic transmission will be so delivered or made available to SpinCo, Parent or their respective designees (as applicable), at a designated FTP site or in another electronic form to be determined by the Parties.

2.2 SpinCo Assets; Parent Assets.

(a) SpinCo Assets. For purposes of this Agreement, “SpinCo Assets” shall mean (without duplication):

(i) all issued and outstanding share capital or other equity interests of the Transferred Entities that are owned by either Party or any members of its Group as of immediately prior to the Separation Time;

(ii) except as otherwise set forth in this Section 2.2(a), all Assets of either Party or any members of its Group included or reflected as assets of the SpinCo Group on the SpinCo Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the SpinCo Balance Sheet; provided, that the amounts set forth on the SpinCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of SpinCo Assets pursuant to this clause (ii);

(iii) except as otherwise set forth in this Section 2.2(a), all Assets of either Party or any of the members of its Group as of immediately prior to the Separation Time that are of a nature or type that would have resulted in such Assets being included as Assets of SpinCo or members of the SpinCo Group on a pro forma combined balance sheet of the SpinCo Group or any notes or subledgers thereto as of immediately prior to the Separation Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the SpinCo Balance Sheet), it being understood that (x) the SpinCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of SpinCo Assets pursuant to this clause (iii); and (y) the amounts set forth on the SpinCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of SpinCo Assets pursuant to this clause (iii);

(iv) all Assets of either Party or any of the members of its Group as of immediately prior to the Separation Time that are expressly provided by any provision of this Agreement or any Ancillary Agreement as Assets to be transferred to or owned by SpinCo or any other member of the SpinCo Group;

(v) all SpinCo Contracts as of immediately prior to the Separation Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of immediately prior to the Separation Time;

(vi) any and all SpinCo Accounts Receivable;

(vii) any and all finished goods inventory, supplies, components, packaging materials and other inventories, including any inventory in-transit and other inventories being held by third parties pursuant to consignment and used inventory, and all valuation-related adjustments relating thereto (including those relating to warranty, prompt pay discounts, royalties and other items) (“Inventory”), in each case, with respect to the SpinCo Products or otherwise primarily related to the SpinCo Business (“SpinCo Inventory”) as of immediately prior to the Separation Time;

(viii) copies of any and all SpinCo Books and Records; provided, that, (x) any and all SpinCo Books and Records in the possession, custody or control of any member of the Parent Group as of the Separation Time shall remain in the possession, custody or control of the Parent Group, and access by SpinCo and the SpinCo Group to such SpinCo Books and Records from and after the Separation Time shall be in accordance with Article VII and (y) Parent shall be permitted to continue to use and, if applicable, retain copies of, (A) any SpinCo Books and Records that as of the Separation Time are used in or necessary for the operation or conduct of the Parent Business, (B) any SpinCo Books and Records that Parent is required by Law to retain (and if copies are not provided to SpinCo, then, to the extent permitted by Law, such copies will be made available to SpinCo upon SpinCo’s reasonable request), (C) one (1) copy of any SpinCo Books and Records to the extent required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures or related to any Parent Assets or Parent’s and/or its Affiliates’ obligations under this Agreement or any of the Ancillary Agreements and (D) “back-up” electronic tapes of such SpinCo Books and Records maintained by Parent in the ordinary course of business, and such copies shall be considered “Parent Assets”;

(ix) all SpinCo Intellectual Property Rights as of immediately prior to the Separation Time, including any goodwill appurtenant to any Trademarks included in the SpinCo Intellectual Property Rights and the right to seek, recover and retain damages for infringement of any SpinCo Intellectual Property Rights following the Separation Time;

(x) without limiting clause (ix) above, the Bausch Marks, and all goodwill of the SpinCo Business appurtenant thereto;

(xi) all SpinCo Technology as of immediately prior to the Separation Time;

(xii) all SpinCo Information Technology as of immediately prior to the Separation Time;

(xiii) all SpinCo Permits as of immediately prior to the Separation Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of immediately prior to the Separation Time;

(xiv) all SpinCo Product Approvals as of immediately prior to the Separation Time and all rights, interests or claims of either Party or any of the members of their respective Group thereunder as of immediately prior to the Separation Time;

(xv) all SpinCo Real Property as of immediately prior to the Separation Time;

(xvi) all Tangible Personal Property primarily related to the SpinCo Business (collectively, the “SpinCo Tangible Personal Property”); and

(xvii) any and all Assets set forth on Schedule 2.2(a)(xvii).

Notwithstanding the foregoing, the Parties hereby acknowledge and agree that (A) while a single asset may fall within more than one of the clauses (i) through (xvii) in this Section 2.2(a), such fact does not imply that (x) such asset shall be transferred more than once or (y) any duplication of such asset is required, (B) the SpinCo Assets shall not in any event include any Asset referred to in clauses (i) through (xi) of Section 2.2(b) or any Assets set forth in Schedule 2.2(a)(xvii), and (C) the SpinCo Assets shall not include any Tax assets, which shall be governed as provided in the Tax Matters Agreement.

(b) Parent Assets. For the purposes of this Agreement, “Parent Assets” shall mean all Assets of either Party or the members of its Group as of immediately prior to the Separation Time, other than the SpinCo Assets. Notwithstanding anything herein to the contrary, the Parent Assets shall include:

(i) all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Parent or any other member of the Parent Group;

(ii) all contracts and agreements of either Party or any of the members of its Group as of immediately prior to the Separation Time other than the SpinCo Contracts;

(iii) any and all books and records other than the SpinCo Books and Records (collectively, “Parent Books and Records”); provided, that, (x) any and all Parent Books and Records in the possession, custody, or control of any member of the SpinCo Group as of the Separation Time shall remain in the possession, custody, or control of the SpinCo Group, and access by Parent and the Parent Group to such Parent Books and Records from and after the Separation Time shall be in accordance with Article VII and (y) SpinCo shall be permitted to continue to use and if applicable, retain copies of, (A) any Parent Books and Records that as of the Separation Time are used in or necessary for the operation or conduct of the SpinCo Business, (B) any Parent Books and Records that SpinCo is required by Law to retain (and if copies are not provided to Parent, then, to the extent permitted by Law, such copies will be made available to Parent upon Parent’s reasonable request), (C) one (1) copy of any Parent Books and Records to the extent required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures or related to any SpinCo Assets or SpinCo’s and/or its Affiliates’ obligations under this Agreement or any of the Ancillary Agreements and (D) “back-up” electronic tapes of such Parent Books and Records maintained by SpinCo in the ordinary course of business, and such copies shall be considered “SpinCo Assets”;

(iv) all Parent Intellectual Property Rights;

(v) (A) all Technology of either Party or any of the members of its Group as of the Separation Time and (B) copies of all SpinCo Technology, other than the copies of such Technology that are SpinCo Technology;

(vi) all Parent Information Technology;

(vii) all Accounts Receivable, other than the SpinCo Accounts Receivable;

(viii) all Parent Inventory;

(ix) all Permits of either Party or any of the members of its Group as of immediately prior to the Separation Time (other than the SpinCo Permits or the SpinCo Product Approvals) and all rights, interests or claims of either Party or any of the members of its Group thereunder as of immediately prior to the Separation Time;

(x) all Real Property of either Party or any of the members of its Group as of immediately prior to the Separation Time (other than the SpinCo Real Property);

(xi) all cash and cash equivalents of either Party or any of the members of its Group as of immediately prior to the Separation Time (other than cash and cash equivalents of SpinCo or any other member of the SpinCo Group as of immediately prior to the Separation Time, except for any cash or cash equivalents withdrawn from SpinCo Accounts in accordance with Section 2.10(d)); and

(xii) any and all Assets set forth on Schedule 2.2(b)(xii).

provided that, notwithstanding the foregoing, the Parent Assets shall not include any Tax assets, which shall be governed as provided in the Tax Matters Agreement.

2.3 SpinCo Liabilities; Parent Liabilities.

(a) SpinCo Liabilities. For the purposes of this Agreement, “SpinCo Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i) any and all Liabilities included or reflected as liabilities or obligations of SpinCo or the members of the SpinCo Group on the SpinCo Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the SpinCo Balance Sheet; provided, that the amounts set forth on the SpinCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of SpinCo Liabilities pursuant to this clause (i);

(ii) any and all Liabilities as of immediately prior to the Separation Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of SpinCo or the members of the SpinCo Group on a pro forma combined balance sheet of the SpinCo Group or any notes or subledgers thereto as of immediately prior to the Separation Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the SpinCo Balance Sheet), it being understood that (x) the SpinCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of SpinCo Liabilities pursuant to this clause (ii); and (y) the amounts set forth on the SpinCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of SpinCo Liabilities pursuant to this clause (ii);

(iii) any and all SpinCo Accounts Payable;

(iv) any and all Liabilities that are expressly provided by this Agreement (including Section 5.11 herein) or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by SpinCo or any other member of the SpinCo Group, and all agreements, obligations and Liabilities of any member of the SpinCo Group under this Agreement or any of the Ancillary Agreements;

(v) except as otherwise set forth in this Section 2.3(a), (a) any and all Liabilities (other than any Environmental Liabilities), relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time), in each case to the extent that such Liabilities relate to, arise out of or result from the SpinCo Business or a SpinCo Asset and (b) any and all Environmental Liabilities, relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time), in each case that exclusively relate to, arise out of or result from the SpinCo Business or a SpinCo Asset;

(vi) except as otherwise set forth in this Section 2.3(a), any and all Liabilities to the extent relating to, arising out of or resulting from the SpinCo Contracts, the SpinCo Intellectual Property Rights, the SpinCo Technology, SpinCo Information Technology, the SpinCo Permits, the SpinCo Product Approvals, the SpinCo Real Property, the SpinCo Tangible Personal Property or any SpinCo Product, whether occurring or existing prior to, at or after the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time), including, for the avoidance of doubt, any and all Liabilities relating to, arising out of or resulting from the manufacture or sale by any member of the Parent Group prior to the Separation Time of SpinCo Products;

(vii) any and all Liabilities arising out of any matter set forth on Schedule 2.3(a)(vii) or arising out of any claims made by any Third Party (including Parent’s or SpinCo’s respective directors, officers, shareholders, employees and agents) against any member of the Parent Group or the SpinCo Group to the extent relating to, arising out of or resulting from the SpinCo Business, the SpinCo Products or the SpinCo Assets, or the other business, operations, activities or Liabilities referred to in clauses (i) through (vi) above, including for the avoidance of doubt the claims set forth on Schedule 2.3(a)(vii) and excluding for the avoidance of doubt the Liabilities set forth on Schedule 2.3(b)(v); and

(viii) any and all liabilities arising out of, incurred under, or relating to the Assumption and Allocation Agreement among ACE American Insurance Company, a member of the Parent Group and a member of the SpinCo Group dated on or about the Separation Date (the “Assumption and Allocation Agreement”), together with the Policies, Program Agreements, Payment and Collateral Agreements incorporated or addressed therein.

Notwithstanding the foregoing, the Parties hereby acknowledge and agree that (A) while a single Liability may fall within more than one of the clauses (i) through (vii) in this Section 2.3(a), such fact does not imply that (x) such Liability shall be transferred more than once or (y) any duplication of such Liability is required, (B) the SpinCo Liabilities shall not in any event include any Liability referred to in clauses (i) through (iv) of Section 2.3(b) or any Liabilities set forth in Schedule 2.3(a)(ix), and (C) the SpinCo Liabilities shall not include any Liabilities related to Taxes, which shall be governed as provided in the Tax Matters Agreement.

(b) Parent Liabilities. For the purposes of this Agreement, “Parent Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i) any and all Accounts Payable, other than the SpinCo Accounts Payable;

(ii) any and all Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time) of any member of the Parent Group, and, prior to the Separation Time, any member of the SpinCo Group, in each case, to the extent that such Liabilities are not SpinCo Liabilities, and including, for the avoidance of doubt, any and all Liabilities relating to, arising out of or resulting from the manufacture or sale by any member of the Parent Group prior to the Separation Time of Parent Products;

(iii) any and all Liabilities that are expressly provided by this Agreement (including Section 5.11 herein) or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Parent or any other member of the Parent Group, and all agreements, obligations and Liabilities of any member of the Parent Group under this Agreement or any of the Ancillary Agreements; and

(iv) any and all Liabilities arising out of any matter set forth on Schedule 2.3(b)(iv) or arising out of any claims made by any Third Party (including Parent’s or SpinCo’s respective directors, officers, shareholders, employees and agents) against any member of the Parent Group or the SpinCo Group to the extent relating to, arising out of or resulting from the Parent Business or the Parent Assets, or the other business, operations, activities or Liabilities referred to in clauses (i) through (iii) above, including for the avoidance of doubt the claims set forth on Schedule 2.3(b)(iv), in each case, to the extent that such Liabilities are not SpinCo Liabilities; and

(v) any and all Liabilities set forth on Schedule 2.3(b)(v).

provided that, notwithstanding the foregoing, the Parent Liabilities shall not include any Liabilities for Taxes, which shall be governed as provided in Tax Matters Agreement.

2.4 Separation Date. Subject to the terms and conditions of this Agreement, the Separation shall be consummated at a closing to be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 on the IPO Closing Date or at such other place or on such other date as Parent and SpinCo may mutually agree upon in writing (the day on which such closing takes place, the “Separation Date”). To the extent that documents and signatures are required to be executed or provided at the Closing such matters shall be dealt with by way of a virtual closing through electronic exchange of documents and signatures.

2.5 Approvals and Notifications.

(a) Approvals and Notifications for SpinCo Assets. To the extent that the transfer or assignment of any SpinCo Asset, the assumption of any SpinCo Liability or the Transactions requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable and within any time periods required by such Approvals or Notifications; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and SpinCo, neither Parent nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation or agreeing to any amended contract terms) to any Person in order to obtain or make such Approvals or Notifications.

(b) Delayed SpinCo Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the SpinCo Group of legal title to any SpinCo Asset or assumption by the SpinCo Group of legal title to any SpinCo Liability in connection with the Transactions would be a violation of applicable Law or require any Approvals or Notifications that have not been obtained or made by the Separation Time, then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the SpinCo Group of legal title to such SpinCo Assets or the assumption by the SpinCo Group of legal title to such SpinCo Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. For the avoidance of doubt, to the extent permitted by applicable Law, the transfer or assignment to the SpinCo Group of beneficial title to such SpinCo Assets or the assumption by the SpinCo Group of beneficial title to such SpinCo Liabilities shall occur on or prior to the Separation Time. Notwithstanding the foregoing, any such SpinCo Assets or SpinCo Liabilities shall continue to constitute SpinCo Assets and SpinCo Liabilities for all other purposes of this Agreement.

(c) Treatment of Delayed SpinCo Assets and Delayed SpinCo Liabilities. If any transfer or assignment of any SpinCo Asset (or a portion thereof) or any assumption of any SpinCo Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated at or prior to the Separation Time, whether as a result of the provisions of Section 2.5(b) or for any other reason (any such SpinCo Asset (or a portion thereof), a “Delayed SpinCo Asset” and any such SpinCo Liability (or a portion thereof), a “Delayed SpinCo Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Parent Group retaining such Delayed SpinCo Asset or such Delayed SpinCo Liability, as the case may be, shall thereafter hold such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, for the use and benefit (or the performance and obligation, in the case of a Liability) of the member of the SpinCo Group entitled thereto (at the expense of the member of the SpinCo Group entitled thereto), and such member of the SpinCo Group shall be afforded all the benefits and burdens of such Delayed SpinCo Asset or Delayed SpinCo Liability, as applicable. In addition, the member of the Parent Group retaining such Delayed SpinCo Asset or such Delayed SpinCo Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed SpinCo Asset or Delayed SpinCo Liability in the ordinary course of business and take such other actions as may be reasonably requested by the member of the SpinCo Group to whom such Delayed SpinCo Asset is to be transferred or assigned, or which will assume such Delayed SpinCo Liability, as the case may be, in order to place such member of the SpinCo Group in a substantially similar position as if such Delayed SpinCo Asset or Delayed SpinCo Liability had been contributed, transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, including use, risk of loss, potential for gain and dominion, control and command over such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Separation Time to the SpinCo Group. Each of Parent and SpinCo shall, and shall cause the members of its Group to,

(i) treat for all Tax purposes any Delayed SpinCo Asset or Delayed SpinCo Liability as an Asset owned by, and/or a Liability of, as applicable, SpinCo or the applicable member(s) of the SpinCo Group, not later than the Separation Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law). For the avoidance of doubt, Parent shall not dispose of, pledge, sell or otherwise transfer any Delayed SpinCo Asset without the prior written consent of SpinCo.

(d) Transfer of Delayed SpinCo Assets and Delayed SpinCo Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed SpinCo Asset or the deferral of assumption of any Delayed SpinCo Liability pursuant to Section 2.5(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed SpinCo Asset or the assumption of any Delayed SpinCo Liability have been removed, the transfer or assignment of the applicable Delayed SpinCo Asset or the assumption of the applicable Delayed SpinCo Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e) Costs for Delayed SpinCo Assets and Delayed SpinCo Liabilities. Except as otherwise agreed in writing between the Parties, any member of the Parent Group retaining a Delayed SpinCo Asset or Delayed SpinCo Liability due to the deferral of the transfer or assignment of such Delayed SpinCo Asset or the deferral of the assumption of such Delayed SpinCo Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by SpinCo or the member of the SpinCo Group entitled to the Delayed SpinCo Asset or Delayed SpinCo Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by SpinCo or the member of the SpinCo Group entitled to such Delayed SpinCo Asset or Delayed SpinCo Liability.

(f) Approvals and Notifications for Parent Assets. To the extent that the transfer or assignment of any Parent Asset, the assumption of any Parent Liability or the Transactions requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable and within any time periods required by such Approvals or Notifications; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and SpinCo, neither Parent nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation or agreeing to any amended contract terms) to any Person in order to obtain or make such Approvals or Notifications.

(g) Delayed Parent Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the Parent Group of legal title to any Parent Asset or assumption by the Parent Group of legal title to any Parent Liability in connection with the Transactions would be a violation of applicable Law or require any Approvals or Notifications that have not been obtained or made by the Separation Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the Parent Group of legal title to such Parent Assets or the assumption by the Parent Group of legal title to such Parent Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. For the avoidance of doubt, to the extent permitted by applicable Law, the transfer or assignment to the Parent Group of beneficial title to such Parent Assets or the assumption by the Parent Group of beneficial title to such Parent Liabilities shall occur on or prior to the Separation Time. Notwithstanding the foregoing, any such Parent Assets or Parent Liabilities shall continue to constitute Parent Assets and Parent Liabilities for all other purposes of this Agreement.

(h) Treatment of Delayed Parent Assets and Delayed Parent Liabilities. If any transfer or assignment of any Parent Asset (or a portion thereof) or any assumption of any Parent Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated at or prior to the Separation Time whether as a result of the provisions of Section 2.5(g) or for any other reason (any such Parent Asset (or a portion thereof), a “Delayed Parent Asset” and any such Parent Liability (or a portion thereof), a “Delayed Parent Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the SpinCo Group retaining such Delayed Parent Asset or such Delayed Parent Liability, as the case may be, shall thereafter hold such Delayed Parent Asset or Delayed Parent Liability, as the case may be, for the use and benefit (or the performance or obligation, in the case of a Liability) of the member of the Parent Group entitled thereto (at the expense of the member of the Parent Group entitled thereto), and such member of the SpinCo Group shall be afforded all the benefits and burdens of such Delayed SpinCo Asset or Delayed SpinCo Liability, as applicable. In addition, the member of the SpinCo Group retaining such Delayed Parent Asset or such Delayed Parent Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Parent Asset or Delayed Parent Liability in the ordinary course of business. Such member of the SpinCo Group shall also take such other actions as may be reasonably requested by the member of the Parent Group to which such Delayed Parent Asset is to be transferred or assigned, or which will assume such Delayed Parent Liability, as the case may be, in order to place such member of the Parent Group in a substantially similar position as if such Delayed Parent Asset or Delayed Parent Liability had been contributed, transferred, assigned or assumed and so that all the benefits and burdens relating to such Delayed Parent Asset or Delayed Parent Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Parent Asset or Delayed Parent Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Separation Time to the Parent Group. Each of Parent and SpinCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes any Delayed Parent Asset or Delayed Parent Liability as an Asset owned by, and/or a Liability of, as applicable, Parent or the applicable member(s) of the Parent Group, not later than the Separation Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(i) Transfer of Delayed Parent Assets and Delayed Parent Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Parent Asset or the deferral of assumption of any Delayed Parent Liability pursuant to Section 2.5(g), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed Parent Asset or the assumption of any Delayed Parent Liability have been removed, the transfer or assignment of the applicable Delayed Parent Asset or the assumption of the applicable Delayed Parent Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(j) Costs for Delayed Parent Assets and Delayed Parent Liabilities. Except as otherwise agreed in writing between the Parties, any member of the SpinCo Group retaining a Delayed Parent Asset or Delayed Parent Liability due to the deferral of the transfer or assignment of such Delayed Parent Asset or the deferral of the assumption of such Delayed Parent Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Parent or the member of the Parent Group entitled to the Delayed Parent Asset or Delayed Parent Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Parent or the member of the Parent Group entitled to such Delayed Parent Asset or Delayed Parent Liability.

2.6 Assignment and Novation of Liabilities.

(a) Assignment and Novation of SpinCo Liabilities.

(i) Prior to the Separation Time, SpinCo, at the request of Parent, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all SpinCo Liabilities and obtain in writing the unconditional release of each member of the Parent Group that is a party to or otherwise obligated under any such arrangements, to the extent permitted by applicable Law and effective as of the Separation Time, so that, in any such case, the members of the SpinCo Group shall be solely responsible for such SpinCo Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent nor SpinCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation or agreeing to any amended contract terms) to any third (3rd) Person from whom any such consent, substitution, approval, amendment or release is requested. To the extent such substitution contemplated by the first sentence of this Section 2.6(a)(i) has been effected, the members of the Parent Group shall, from and after the Separation Time, cease to have any obligation whatsoever arising from or in connection with such SpinCo Liabilities.

(ii) If SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release, and the applicable member of the Parent Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased SpinCo Liability”), SpinCo shall, to the extent not prohibited by Law, (A) use its commercially reasonable efforts to effect such consent, substitution, approval, amendment or release as soon as practicable following the Separation Time, and (B) as indemnitor, guarantor, agent or subcontractor for such member of the Parent Group, as the case may be, (1) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Parent Group that constitute Unreleased SpinCo Liabilities from and after the Separation Time and (2) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Parent Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased SpinCo Liabilities shall otherwise become assignable or able to be novated, Parent shall promptly assign, or cause to be assigned, and SpinCo or the applicable member of the SpinCo Group shall assume, such Unreleased SpinCo Liabilities without exchange of further consideration.

(iii) If SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release as set forth in clause (ii) of this Section 2.6(a), SpinCo and any relevant member of its Group that has assumed the applicable Unreleased SpinCo Liability shall indemnify, defend and hold harmless Parent against or from such Unreleased SpinCo Liability in accordance with the provisions of Article V and shall, as agent or subcontractor for Parent, pay, perform and discharge fully all the obligations or other Liabilities of Parent thereunder.

(b) Assignment and Novation of Parent Liabilities.

(i) Prior to the Separation Time, Parent, at the request of SpinCo, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Parent Liabilities and obtain in writing the unconditional release of each member of the SpinCo Group that is a party to any such arrangements, so that, in any such case, the members of the Parent Group shall be solely responsible for such Parent Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent nor SpinCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation or agreeing to any amended contract terms) to any third (3rd) Person from whom any such consent, substitution, approval, amendment or release is requested. To the extent such substitution contemplated by the first sentence of this Section 2.6(b)(i) has been effected, the members of the SpinCo Group shall, from and after the Separation Time, cease to have any obligation whatsoever arising from or in connection with such Parent Liabilities.

(ii) If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the SpinCo Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Parent Liability”), Parent shall, to the extent not prohibited by Law, (A) use its commercially reasonable effort to effect such consent, substitution, approval, amendment or release as soon as practicable following the Separation Time, and (B) as indemnitor, guarantor, agent or subcontractor for such member of the SpinCo Group, as the case may be, (1) pay, perform and discharge fully all the obligations or other Liabilities of such member of the SpinCo Group that constitute Unreleased Parent Liabilities from and after the Separation Time and (2) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the SpinCo Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Parent Liabilities shall otherwise become assignable or able to be novated, SpinCo shall promptly assign, or cause to be assigned, and Parent or the applicable member of the Parent Group shall assume, such Unreleased Parent Liabilities without exchange of further consideration.

(iii) If Parent is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release as set forth in clause (ii) of this Section 2.6(b), Parent and any relevant member of its Group (except for members of the SpinCo Group) that has assumed the applicable Unreleased Parent Liability shall indemnify, defend and hold harmless SpinCo against or from such Unreleased Parent Liability in accordance with the provisions of Article V and shall, as agent or subcontractor for SpinCo, pay, perform and discharge fully all the obligations or other Liabilities of SpinCo thereunder.

2.7 Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.6:

(a) At or prior to the Distribution Date or as soon as practicable thereafter, each of Parent and SpinCo shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the Parent Group removed as guarantor of or obligor for any SpinCo Liability, including the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any such SpinCo Liability; and (ii) have any member(s) of the SpinCo Group removed as guarantor of or obligor for any Parent Liability, including the removal of any Security Interest on or in any SpinCo Asset that may serve as collateral or security for any such Parent Liability.

(b) To the extent required to obtain a release from a guarantee of:

(i) any member of the Parent Group, SpinCo shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any such SpinCo Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (x) with which SpinCo would be reasonably unable to comply or (y) with which SpinCo would not reasonably be able to avoid breaching; and

(ii) any member of the SpinCo Group, Parent shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any SpinCo Asset that may serve as collateral or security for any such Parent Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (x) with which Parent would be reasonably unable to comply or (y) with which Parent would not reasonably be able to avoid breaching.

(c) If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required removal or release, or is expressly not required to do so, in each case as set forth in clauses (a) and (b) of this Section 2.7, (i) the Party or the relevant member of its Group that is responsible pursuant to this Agreement for the Liability associated with such guarantee shall indemnify, defend and hold harmless the guarantor or obligor, as applicable, against or from any Liability arising from or relating thereto in accordance with the provisions of Article V and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of Parent and SpinCo, on behalf of itself and the other members of their respective Group, agree not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.

2.8 Termination of Agreements.

(a) Except as set forth in Section 2.8(b), in furtherance of the releases and other provisions of Section 5.1, SpinCo and each member of the SpinCo Group, on the one hand, and Parent and each member of the Parent Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among SpinCo and/or any member of the SpinCo Group, on the one hand, and Parent and/or any member of the Parent Group, on the other hand, effective as of the Separation Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Separation Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.8(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):

(i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Separation Time);

(ii) any agreements, arrangements, commitments or intercompany accounts receivable, accounts payable or other intercompany accounts listed or described on Schedule 2.8(b)(ii), which shall be treated as described therein;

(iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party thereto, including any Shared Contracts; and

(iv) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Parent or SpinCo, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

(c) All of the intercompany accounts receivable and accounts payable between any member of the Parent Group, on the one hand, and any member of the SpinCo Group, on the other hand, outstanding as of the Separation Time and arising out of the contracts or agreements described in Section 2.8(b) or out of the provision, prior to the Separation Time, of the services to be provided following the Separation Time pursuant to the Ancillary Agreements shall be repaid or settled following the Separation Time in the ordinary course of business or, if otherwise mutually agreed prior to the Separation Time by duly authorized representatives of Parent and SpinCo, cancelled. All other intercompany accounts receivable and accounts payable between any member of the Parent Group, on the one hand, and any member of the SpinCo Group, on the other hand, outstanding as of the Separation Time shall be repaid or settled immediately prior to or as promptly as practicable after the Separation Time.

2.9 Treatment of Shared Contracts.

(a) Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.9 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any contract or agreement, a portion of which relates to matters that would be the subject of a SpinCo Contract, but the remainder of which relates to matters that would be the subject of a Parent Asset (any such contract or agreement, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Separation Time, so that each Party or the member of its Group shall, as of the Separation Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the SpinCo Group or the Parent Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the SpinCo Business or the Parent Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the applicable Group (or amended to allow a member of the applicable Group to exercise applicable rights under such Shared Contract) pursuant to this Section 2.9, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.9.

(b) Each of Parent and SpinCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as an Asset owned by, and/or a Liability of, as applicable, such Party, or the members of its Group, as applicable, not later than the Separation Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c) Nothing in this Section 2.9 shall require any member of any Group to make any non-de-minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de-minimis obligation or grant any non-de-minimis concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.9.

2.10 Bank Accounts; Cash Balances.

(a) Each Party agrees to take, or cause the members of its Group to take, at the Separation Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by SpinCo or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”) and all contracts or agreements governing each bank or brokerage account owned by Parent or any other member of the Parent Group (collectively, the “Parent Accounts”) so that each such SpinCo Account and Parent Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any Parent Account or SpinCo Account, respectively, is de-Linked from such Parent Account or SpinCo Account, respectively.

(b) It is intended that, following consummation of the actions contemplated by Section 2.10(a), there will be in place a cash management process pursuant to which the SpinCo Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by SpinCo or a member of the SpinCo Group.

(c) It is intended that, following consummation of the actions contemplated by Section 2.10(a), there will continue to be in place a cash management process pursuant to which the Parent Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by Parent or a member of the Parent Group.

(d) With respect to any outstanding checks issued or payments initiated by Parent, SpinCo, or any of the members of their respective Groups prior to the Separation Time, such outstanding checks and payments shall be honored following the Separation Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

(e) As between Parent and SpinCo, and the members of their respective Groups, all payments made and reimbursements received after the Separation Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

2.11 Ancillary Agreements. Effective at or prior to the Separation Time, each of Parent and SpinCo will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it is a party.

2.12 Transition Committee. Upon or prior to the Separation Time, the Parties shall establish a transition committee (the “Transition Committee”) that shall consist of two members from each of Parent and SpinCo. From and after the Separation Time, the Transition Committee shall be responsible for monitoring and managing all matters related to any of the transactions contemplated by this Agreement or any Ancillary Agreements. From and after the Separation Time, the Transition Committee shall have the authority to (a) establish one or more subcommittees from time to time as it deems appropriate or as may be described in any Ancillary Agreements, with each such subcommittee comprised of one or more members of the Transition Committee or one or more employees of any of the Parties or any members of their respective Groups, and each such subcommittee having such scope of responsibility as may be determined by the Transition Committee from time to time; (b) delegate to any such committee any of the monitoring and managing authority of the Transition Committee; and (c) combine, modify the scope of responsibility of, and disband any such subcommittees, and to modify or reverse any such delegations. The Transition Committee shall establish general procedures for managing the responsibilities delegated to it under this Section 2.12, which may include oversight of the “SMO” or any successor committee, and may modify such procedures from time to time. All decisions by the Transition Committee or any subcommittee thereof shall be effective only if mutually agreed by each of the applicable Parties. The Parties shall utilize the procedures set forth in Article VIII to resolve any matters as to which the Transition Committee is not able to reach a decision.

2.13 Disclaimer of Representations and Warranties. EACH OF PARENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PARENT GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH (INCLUDING WITHOUT LIMITATION GOVERNMENTAL APPROVALS OR PERMITS OF ANY KIND), AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL

BEAR, WITHOUT LIMITATION, THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.14 SpinCo Financing Arrangements.

(a) At or prior to the Separation Time, (i) SpinCo shall enter into one or more financing arrangements and agreements with unaffiliated third-party lenders (the “SpinCo Financing Arrangements”), and (ii) SpinCo shall use a portion of the proceeds from the SpinCo Financing Arrangements in an amount to be mutually agreed to repay the SpinCo Purchase Debt.

(b) Parent and SpinCo agree to take all necessary actions to assure the full release and discharge of Parent and the other members of the Parent Group from all obligations pursuant to the SpinCo Financing Arrangements as of no later than the Separation Time. The Parties agree that SpinCo, and not Parent or any member of the Parent Group, is and shall be responsible for all costs and expenses incurred in connection with the SpinCo Financing Arrangements.

(c) Prior to the Separation Time, Parent and SpinCo shall cooperate in the preparation of all materials as may be necessary or advisable to execute the SpinCo Financing Arrangements.

ARTICLE III

THE IPO

3.1 Sole and Absolute Discretion; Cooperation. Subject to the terms of the Underwriting Agreement, Parent may, in its sole and absolute discretion, determine the terms of the IPO, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the IPO and the timing and conditions to the consummation of the IPO. In addition, subject to the terms of the Underwriting Agreement, Parent may, at any time and from time to time until the consummation of the IPO, modify or change the terms of the IPO, including by accelerating or delaying the timing of the consummation of all or part of the IPO. SpinCo shall cooperate with Parent to accomplish the IPO and shall, at Parent’s direction, promptly take any and all actions necessary or desirable to effect the IPO, including, without limitation, the registration under the Securities Act of Initial Common Shares on an appropriate registration form or forms to be designated by Parent and the filing of the Canadian Prospectus with the Canadian Securities Authorities for purposes of effecting a distribution of the Initial Common Shares in the provinces and territories of Canada.

3.2 Actions Prior to the IPO.

(a) Subject to the conditions specified in Section 3.3, Parent and SpinCo shall use their reasonable best efforts to consummate the IPO. Such actions shall include, but not necessarily be limited to, those specified in this Section 3.2.

(b) Registration Statements and Canadian Prospectus. SpinCo shall prepare and file the IPO Registration Statement and the Canadian Prospectus, and such amendments or supplements thereto, and use its reasonable best efforts to cause the same to become and remain effective and to obtain the applicable receipt from the Canadian Securities Authorities, respectively, as required by Law or by the Underwriting Agreement, including, but not limited to, filing such amendments to the IPO Registration Statement and the Canadian Prospectus as may be required by the Underwriting Agreement, the SEC, the Canadian Securities Authorities or federal, state, provincial or foreign securities Laws. Parent and SpinCo shall also cooperate in preparing, filing with the SEC and causing to become effective a registration statement registering the Initial Common Shares under the Exchange Act, and any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the Transactions or the other transactions contemplated by this Agreement and the Ancillary Agreements, as well as take all necessary steps with the Canadian Securities Authorities and the TSX in regards to such employee benefit and other plans necessary or appropriate in connection with the Transactions or the other transactions contemplated by this Agreement and the Ancillary Agreements.

(c) Underwriting Activities. Parent and SpinCo shall enter into the Underwriting Agreement, in form and substance reasonably satisfactory to Parent and shall comply with their respective obligations thereunder.

(d) IPO Consultation. Parent and SpinCo shall consult with each other and the Underwriters regarding the timing, pricing and other material matters with respect to the IPO.

(e) Securities Law Matters. To the extent required under applicable Law, Parent and SpinCo shall prepare, and SpinCo shall file, as applicable, with the SEC and the Canadian Securities Authorities any such documentation and any requisite no-action letters which Parent determines are necessary or desirable to effectuate the IPO, and Parent and SpinCo shall each use its reasonable best efforts to obtain all necessary approvals from the SEC and the Canadian Securities Authorities with respect thereto as soon as practicable. Each of Parent and SpinCo shall use its reasonable best efforts to take all such action as may be necessary or appropriate under state, federal and provincial securities and blue sky laws of the United States and Canada (and any comparable Laws under any foreign jurisdictions) in connection with the IPO.

(f) Exchange Listings. SpinCo shall prepare, file and use reasonable best efforts to seek to make effective, an application for listing of the Initial Common Shares to be issued in the IPO on each of NYSE and TSX, in each case subject to official notice of issuance and, in the case of the TSX, shall file all documents required by the TSX in connection with such listing application for purposes of obtaining the conditional and final approvals of the TSX in connection with the IPO.

(g) Preparation of Materials. SpinCo shall participate in the preparation of materials and presentations.

(h) IPO Costs. Other than the SEC registration fee, the FINRA fee and the Underwriters’ commission as provided in the Underwriting Agreement, which were or will be, as applicable, paid by Parent, SpinCo shall pay all third-party costs, fees and expenses relating to the IPO, including, without limitation, all fees related to the listing of the Initial Common Shares to be issued in the IPO on each of NYSE and TSX, all of the reimbursable expenses of the Underwriters pursuant to the Underwriting Agreement and all of the costs of producing, printing, mailing and otherwise distributing the Prospectus and the Canadian Prospectus.

(i) SpinCo Directors and Officers. On or prior to the IPO Closing Date, Parent and SpinCo shall take all necessary actions so that, as of the IPO Closing Date, the directors and executive officers of SpinCo shall be those set forth in the IPO Registration Statement and Canadian Prospectus, unless otherwise agreed by the Parties.

(j) SpinCo Articles. On or prior to the IPO Closing Date, Parent and SpinCo shall each take all actions that may be required to provide for the adoption by SpinCo of the Amended Articles of SpinCo substantially in the form attached as Exhibit A.

3.3 Conditions Precedent to Consummation of the IPO.

(a) Subject to Section 3.1, as soon as practicable after the date of this Agreement, the Parties hereto shall use their reasonable best efforts to satisfy the conditions to the consummation of the IPO set forth in this Section 3.3. The obligations of the Parties to consummate the IPO shall be conditioned on the satisfaction, or waiver by Parent in its sole discretion, of the following conditions:

(i) The transfer of the SpinCo Assets (other than any Delayed SpinCo Asset) and SpinCo Liabilities (other than any Delayed SpinCo Liability) contemplated to be transferred from Parent to SpinCo at or prior to the Separation Time shall have occurred as contemplated by Section 2.1, and the transfer of the Parent Assets (other than any Delayed Parent Asset) and Parent Liabilities (other than any Delayed Parent Liability) contemplated to be transferred from SpinCo to Parent at or prior to the Separation Time shall have occurred as contemplated by Section 2.1, in each case, pursuant to the Plan of Reorganization in a manner reasonably satisfactory to the Parties.

(ii) The IPO Registration Statement shall have been filed and declared effective by the SEC, and there shall be no stop-order in effect with respect thereto, and no proceeding for that purpose shall have been instituted by the SEC.

(iii) The applicable Canadian Prospectus shall have been filed and a receipt obtained from the applicable Canadian Securities Authorities in connection therewith and there shall be no order preventing or suspending the use of the Canadian Prospectus having been issued by the Canadian Securities Authorities.

(iv) The actions and filings with regard to state, federal and provincial securities and blue sky laws of the United States and Canada (and any comparable Laws under any foreign jurisdictions) referenced in Section 3.2(e), if any, shall have been taken and, where applicable, have become effective or been accepted.

(v) The Initial Common Shares to be issued in the IPO shall have been accepted for listing on each of NYSE and TSX, in each case subject to official notice of issuance.

(vi) The Specified Ancillary Agreements and the Arrangement Agreement shall have been duly executed and delivered by the parties thereto.

(vii) SpinCo and Parent shall have entered into the Underwriting Agreement, and all conditions to the obligations of Parent, SpinCo and the Underwriters shall have been satisfied or waived.

(viii) Parent shall be satisfied that it will own at least 80.1% of the total voting power with respect to the election and removal of directors of the outstanding Initial Common Shares following the IPO, and Parent shall be satisfied in its sole discretion that all other conditions to permit the Distribution to qualify as generally tax-free to Parent, SpinCo and Parent’s shareholders shall, to the extent applicable as of the time of the IPO, be satisfied, and there shall be no event or condition that is likely to cause any of such conditions not to be satisfied as of the time of the Distribution or thereafter.

(ix) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation or the IPO or any of the other transactions contemplated by this Agreement or any other Ancillary Agreement shall be in effect.

(x) The Separation and related transactions having been approved by the Parent Board.

(xi) The Arrangement shall have been approved by Parent, as sole shareholder of SpinCo.

(xii) Such other actions as the parties hereto may, based upon the advice of counsel, reasonably request to be taken prior to the Separation and the IPO in order to assure the successful completion of the Separation and the IPO and the other transactions contemplated by this Agreement shall have been taken.

(xiii) This Agreement shall not have been terminated.

(xiv) Subject to the terms of the Underwriting Agreement, no event or development shall have occurred or exist or be expected to occur that, in the judgment of the Parent Board, in its sole discretion, makes it inadvisable to effect the Separation or the IPO.

(b) The foregoing conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Parent Board to waive or not waive such conditions or in any way limit Parent’s right to terminate this Agreement as set forth in Article X or alter the consequences of any such termination from those specified in such Article. Any determination made by the Parent Board prior to the IPO concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.3 shall be conclusive.

ARTICLE IV

THE DISTRIBUTION

4.1 Sole and Absolute Discretion; Cooperation(a) .

(a) Parent currently intends to effect the Distribution following the consummation of the IPO pursuant to the Arrangement; provided, however, that the Parent Board may, in its sole and absolute discretion, determine whether to proceed with, and the terms of the Distribution, including the form (including whether to effect the transaction as a pro rata spin-off, a split-off, an amended plan of arrangement, one or more distributions effected as a dividend to all Parent shareholders, one or more distributions in exchange for Parent Common Shares or other securities, or a combination of one or more of such transactions), structure and terms of any transaction(s) and/or offering(s) to effect the Distribution. Subject to any restrictions contained in the Underwriting Agreement and any lock-up agreement with the Underwriters and any lock-up agreement with the Underwriters, the Parent Board shall have the sole discretion to determine the date of consummation of the Distribution at any time after the IPO Closing Date, and such date as so determined by Parent is referred to herein as the “Distribution Date”.

(b) SpinCo shall cooperate with Parent to accomplish the Distribution and shall, at Parent’s direction, promptly take any and all actions necessary or desirable to effect the Distribution. Parent shall select any investment bank or manager in connection with the Distribution, as well as any Agent, financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Parent. SpinCo and Parent, as the case may be, will provide to the Agent all share certificates and any information required in order to complete the Distribution.

4.2 Actions Prior to the Distribution. Prior to the Distribution Date and subject to the terms and conditions set forth herein and in the Arrangement Agreement, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) Meeting Materials. Parent and SpinCo shall prepare and Parent shall file with the SEC and, if applicable, with the Canadian Securities Authorities and/or TSX a preliminary proxy statement/management circular, and Parent and SpinCo shall subsequently prepare, file and mail (as applicable) the Meeting Materials to the holders of Parent Common Shares, and such amendments, supplements or response letters thereto, in each case, in accordance with applicable Law and the Arrangement Agreement (for clarity, including the use of “notice and access”).

(b) Securities Law Matters. Parent and SpinCo shall prepare and mail, prior to any Distribution Date, to the holders of Parent Common Shares, such information concerning SpinCo, its business, operations and management, the Distribution and such other matters as Parent shall reasonably determine and as may be required by Law. Parent and SpinCo will prepare, and SpinCo will, to the extent required under applicable Law, file with the SEC and the Canadian Securities Authorities any such documentation and any requisite no-action letters which Parent determines are necessary or desirable to effectuate the Distribution, and Parent and SpinCo shall each use its reasonable best efforts to obtain all necessary approvals from the SEC and the Canadian Securities Authorities with respect thereto as soon as practicable. Each of Parent and SpinCo shall use its reasonable best efforts to take all such action as may be necessary or appropriate under state, federal and provincial securities and blue sky laws of the United States and Canada (and any comparable Laws under any foreign jurisdictions) in connection with the Distribution.

(c) Exchange Listing. SpinCo, in respect of the Resulting Entity Common Shares, and Parent, in respect of the Parent New Common Shares, shall prepare, file and use reasonable best efforts to seek to make effective, an application for listing of the Resulting Entity Common Shares or the Parent New Common Shares, as applicable, to be issued in the Distribution on each of NYSE and TSX, in each case subject to official notice of issuance and, in the case of the TSX, shall file all documents required by the TSX in connection with such listing application for purposes of obtaining the conditional and final approvals of the TSX in connection with the foregoing.

(d) The Distribution Agent. Parent shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(e) Stock-Based Employee Benefit Plan. Parent and SpinCo shall take all actions as may be necessary to approve the grants of adjusted equity awards by Parent (in respect of Parent Common Shares) and SpinCo (in respect of Resulting Entity Common Shares) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and applicable Canadian securities laws and the requirements of the TSX and applicable Canadian securities laws and the requirements of the TSX.

(f) Interim Order. Parent and SpinCo shall take all action necessary in accordance with applicable Law and the Arrangement Agreement to obtain the Interim Order.

(g) Shareholders Meetings; Other Approvals. Parent and SpinCo shall take all action necessary in accordance with applicable Law, the Interim Order and the applicable constating documents to set a record date for, duly give notice of, convene and, following the mailing of the applicable meeting materials to shareholders, hold each applicable meeting of shareholders necessary to obtain the approvals required by the Interim Order, including the Parent Shareholders Meeting. Parent and SpinCo shall cooperate in accordance with the Arrangement Agreement to obtain or make, as applicable, any other Approvals or Notifications that may be required in connection with the Arrangement Agreement.

(h) Final Order. Parent and SpinCo shall take the actions set forth in the Arrangement Agreement with respect to obtaining the Final Order.

(i) Shareholders Meetings, Interim Order and Final Order Costs. Parent shall pay all third-party costs, fees and expenses relating to the Parent Shareholders Meeting, the Interim Order and the Final Order, including all of the costs of producing, printing, mailing and otherwise distributing the Meeting Materials in respect of the Parent Shareholders Meeting. Except as provided in the preceding sentence, SpinCo shall pay all third-party costs, fees and expenses relating to any meeting of the SpinCo shareholders that may be required pursuant to the Interim Order, if any (including all of the costs of producing, printing, mailing and otherwise distributing the applicable meeting materials in respect of any such meeting). In order for Parent and SpinCo to fulfill their obligations in this Section 4.2, SpinCo shall provide services to Parent as set forth in the Transition Services Agreement at Parent’s sole cost and expense, including legal and administrative services whereby SpinCo will provide certain services to Parent in order to effect the Distribution; provided, for clarity, that such services shall not provide SpinCo with any executive management or business decisionmaking functions in respect of determinations to be made by Parent with respect to the Distribution, including as to the timing, nature or terms of such Distribution, or in respect of Parent’s exercise of any of its rights under or in respect of this Agreement, the Arrangement Agreement or the Distribution.

4.3 Conditions to the Distribution.

(a) The consummation of the Distribution will be subject to the satisfaction, or waiver by Parent in its sole and absolute discretion, of the following conditions:

(i) Parent shall have received the Tax Ruling on terms consistent with the Arrangement Agreement, and such Tax Ruling shall not have been withdrawn or rescinded.

(ii) Parent shall have received the U.S. Tax Opinion on terms consistent with the Arrangement Agreement, and such U.S. Tax Opinion shall not have been withdrawn or rescinded.

(iii) All Governmental Approvals necessary to consummate the Distribution shall have been obtained and be in full force and effect.

(iv) The Parent Shareholder Approval shall have been obtained.

(v) The Interim Order and the Final Order shall have been obtained on terms consistent with the Arrangement Agreement and shall not have been set aside or modified in a manner acceptable to Parent and SpinCo, acting reasonably, on appeal or otherwise.

(vi) The Distribution and related transactions shall have been approved by the Parent Board.

(vii) The Distribution and related transactions shall have been approved by the SpinCo Board.

(viii) An independent appraisal firm acceptable to Parent shall have delivered one or more opinions to the Parent Board confirming the solvency and financial viability of Parent prior to the Distribution and of Parent and the Resulting Entity after consummation of the Distribution, and such opinions shall be acceptable to the Parent Board in form and substance in the Parent Board’s sole discretion and such opinion(s) shall not have been withdrawn or rescinded.

(ix) The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky laws and the rules and regulations thereunder in connection with the Distribution shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority.

(x) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution or any of the transactions related thereto shall be in effect, and no other event outside the control of Parent shall have occurred or failed to occur that prevents the consummation of the Distribution or any related transactions.

(xi) The Parent New Common Shares and the Resulting Entity Common Shares to be distributed to the Parent shareholders in the Distribution shall have been accepted for listing on each of NYSE and TSX, in each case subject to official notice of distribution.

(xii) The other conditions set forth in Article IV of the Arrangement Agreement shall have been satisfied or waived.

(xiii) No other events or developments shall exist or shall have occurred subsequent to the completion of the IPO that, in the judgment of the Parent Board, in its sole and absolute discretion, makes it inadvisable to effect the Distribution.

(b) The foregoing conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Parent Board to waive or not waive any such condition or in any way limit Parent’s right to terminate this Agreement as set forth in Article X or alter the consequences of any such termination from those specified in such Article. Any determination made by the Parent Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 4.3(a) shall be conclusive and binding on the Parties.

4.4 The Distribution.

(a) Subject to Section 4.3, on the Effective Date (as defined in the Plan of Arrangement), Parent and SpinCo shall procure that the Plan of Arrangement occur on the terms set forth therein.

(b) Any Resulting Entity Common Shares, together with any fractional interests (if any), that remain unclaimed by any former registered shareholder of Parent or SpinCo, as the case may be, one hundred and eighty (180) days after the Distribution Date shall be delivered to the Resulting Entity, and the Resulting Entity or its transfer agent on its behalf shall hold such Resulting Entity Common Shares and cash (if any) for the account of such former registered shareholders, and the Parties agree that all obligations to hold and deliver such Resulting Entity Common Shares and cash (if any) shall be obligations of the Resulting Entity, subject in each case to applicable escheat or other abandoned property Laws, and Parent shall have no Liability with respect to such holding and delivery.

(c) Subject to Section 4.4(b), until the Resulting Entity Common Shares are issued to a former registered holder of Parent Special Shares or SpinCo Common Shares, as the case may be, in accordance with the Arrangement Agreement, Plan of Arrangement (including any necessary letters of transmittal or other similar document in respect of such transfer) and applicable Law, from and after the Distribution Date, the Resulting Entity will, to the greatest extent practicable and permitted by applicable Law, regard the Persons entitled to receive such Resulting Entity Common Shares as record holders of Resulting Entity Common Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons, including providing for the payment of all dividends or other distributions, if any, payable on the Resulting Entity Shares to which such holder is entitled (provided that such payment may be made at the time such dividends or other distributions are paid to other holders of Resulting Entity Shares or at the time the applicable Resulting Entity Common Shares are issued to such holder), and to take commercially reasonable steps to permit the exercise of voting rights and all other rights and privileges with respect to the Resulting Entity Common Shares to which such holder is entitled; provided, in each case, that, subject to applicable Law, Parent will provide reasonable access to the address and other information in respect of any such holder as may reasonably be required to permit the Resulting Entity to comply with its obligations under this Section 4.4.

ARTICLE V

MUTUAL RELEASES; INDEMNIFICATION

5.1 Release of Pre-Separation Claims.

(a) SpinCo Release of Parent. Except as provided in Section 5.1(c) and Section 5.1(d), effective as of the Separation Time, SpinCo does hereby, for itself and each other member of the SpinCo Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Separation Time have been shareholders, directors, officers, agents or employees of any member of the SpinCo Group or have served as directors, officers, agents or employees of another Person at the request of any member of the SpinCo Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Parent and the members of the Parent Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Separation Time have been shareholders, directors, officers, agents or employees of any member of the Parent Group or have served as directors, officers, agents or employees of another Person at the request of any member of the Parent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Separation Time are or have been shareholders, directors, officers, agents or employees of a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity and who are not, as of immediately following the Separation Time, directors, officers or employees of SpinCo or a member of the SpinCo Group (in each case, in their respective capacities as such), in each case from: (A) all SpinCo Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Transactions (for the avoidance of doubt this clause (B) shall not limit or affect indemnification obligations of the Parties set forth in this Agreement or any Ancillary Agreement) and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances (including, for the avoidance of doubt, the presence of Hazardous Materials on the SpinCo Real Property) occurring or existing prior to the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time), in each case to the extent relating to, arising out of or resulting from the SpinCo Business, the SpinCo Assets, the SpinCo Liabilities or any member of the Parent Group’s direct or indirect beneficial ownership of the capital stock of any member of the SpinCo Group or any member of Parent Group’s management, oversight, supervision or operation of the SpinCo Business, the SpinCo Assets, the SpinCo Liabilities.

(b) Parent Release of SpinCo. Except as provided in Section 5.1(c) and Section 5.1(d), effective as of the Separation Time, Parent does hereby, for itself and each other member of the Parent Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Separation Time have been shareholders, directors, officers, agents or employees of any member of the Parent Group or have served as directors, officers, agents or employees of another Person at the request of any member of the Parent Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) SpinCo and the members of the SpinCo Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Separation Time have been shareholders, directors, officers, agents or employees of any member of the SpinCo Group or have served as directors, officers, agents or employees of another Person at the request of any member of the Parent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from (A) all Parent Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Transactions (for the avoidance of doubt this clause (B) shall not limit or affect indemnification obligations of the Parties set forth in this Agreement or any Ancillary Agreement) and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time), in each case to the extent relating to, arising out of or resulting from the Parent Business, the Parent Assets or the Parent Liabilities.

(c) Obligations Not Affected. Nothing contained in Section 5.1(a) or 5.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.8(b) or the applicable Schedules to this Agreement or any Ancillary Agreement as not to terminate as of the Separation Time, in each case in accordance with its terms. Nothing contained in Section 5.1(a) or 5.1(b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the Parent Group or any members of the SpinCo Group that is specified in Section 2.8(b) or the applicable Schedules to this Agreement or any Ancillary Agreement as not to terminate as of the Separation Time, or any other Liability specified in Section 2.8(b) as not to terminate as of the Separation Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group, including with respect to indemnification or contribution, under, this Agreement or any Ancillary Agreement;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Separation Time;

(iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(v) any Liability provided in or resulting from any Contract or understanding that is entered into after the Separation Time between any Party (and/or a member of such Party’s Group), on the one hand, and any other Party (and/or a member of the other Party’s Group), on the other hand;

(vi) any Liability provided in or resulting from any agreement between any Person, who after the Separation Time is an employee of the SpinCo Group, on the one hand, and any member of the Parent Group, on the other hand, including any Liability resulting from any obligation of any such Person in respect of confidentiality, non-competition, non-disparagement or assignment of rights;

(vii) any Liability provided in or resulting from any agreement between any Person, who after the Separation Time is an employee of the Parent Group, on the one hand, and any member of the SpinCo Group, on the other hand, including any Liability resulting from any obligation of any such Person in respect of confidentiality, non-competition, non-disparagement or assignment of rights;

(viii) any Liability that the Parties may have with respect to any indemnification or contribution or other obligation pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article V and Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(ix) any Liability the release of which would result in the release of any Person other than a Person expressly contemplated to be released pursuant to this Section 5.1.

In addition, nothing contained in Section 5.1(a) shall release any member of the Parent Group from honoring its existing obligations to indemnify any director, officer or employee of SpinCo who was a director, officer or employee of any member of the Parent Group at or prior to the Separation Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a SpinCo Liability, SpinCo shall indemnify Parent for such Liability (including Parent’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V.

(d) No Claims. SpinCo shall not make, and shall not permit any other member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any other member of the Parent Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). Parent shall not make, and shall not permit any other member of the Parent Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SpinCo or any other member of the SpinCo Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(e) Execution of Further Releases. At any time at or after the Separation Time, at the request of either Party, the other Party shall cause each member of its Group to execute and deliver releases reflecting the provisions of this Section 5.1.

5.2 Indemnification by SpinCo. Except as otherwise specifically set forth in this Agreement (including Section 5.11 herein) or in any Ancillary Agreement, to the fullest extent permitted by Law, SpinCo shall, and shall cause the other members of the SpinCo Group to, indemnify, defend and hold harmless Parent, each member of the Parent Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Parent Indemnitees”), from and against any and all Liabilities of the Parent Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any SpinCo Liability;

(b) any failure of SpinCo, any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities in accordance with their terms, whether prior to, on or after the Separation Time;

(c) any breach by SpinCo or any other member of the SpinCo Group of this Agreement or any of the Ancillary Agreements (other than the IP Matters Agreement, Transition Services Agreement and Arrangement Agreement, of which indemnification obligations of the Parties are specified thereunder);

(d) except to the extent it relates to a Parent Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the SpinCo Group by any member of the Parent Group that survives following the Separation; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the IPO Registration Statement, any Prospectus or any Canadian Prospectus (including in any amendments or supplements thereto) (other than in each case information provided by Parent to SpinCo specifically for inclusion in the IPO Registration Statement, any Prospectus or any Canadian Prospectus), (ii) contained in any public filings made by SpinCo with the SEC or the Canadian Securities Authorities following the date of the IPO, or (iii) provided by SpinCo to Parent specifically for inclusion in Parent’s annual or quarterly or current reports following the date of the IPO to the extent (A) such information pertains to (x) a member of the SpinCo Group or (y) the SpinCo Business or (B) Parent has provided prior written notice to SpinCo that such information will be included in one or more annual or quarterly or current reports, specifying how such information will be presented, and the information is included in such annual or quarterly or current reports; provided, that this subclause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of any member of the Parent Group, including as a result of any misstatement or omission of any information by any member of the Parent Group to SpinCo; provided, further, that this clause (e) shall not apply to any indemnifiable matters set forth in Section 5.1 of the Arrangement Agreement, which shall be governed by the terms of the Arrangement Agreement.

5.3 Indemnification by Parent. Except as otherwise specifically set forth in this Agreement (including Section 5.11 herein) or in any Ancillary Agreement, to the fullest extent permitted by Law, Parent shall, and shall cause the other members of the Parent Group to, indemnify, defend and hold harmless SpinCo, each member of the SpinCo Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Parent Liability;

(b) any failure of Parent, any other member of the Parent Group or any other Person to pay, perform or otherwise promptly discharge any Parent Liabilities in accordance with their terms, whether prior to, on or after the Separation Time;

(c) any breach by Parent or any other member of the Parent Group of this Agreement or any of the Ancillary Agreements (other than the IP Matters Agreement, Transition Services Agreement and Arrangement Agreement, of which indemnification obligations of the Parties are specified thereunder);

(d) except to the extent it relates to a SpinCo Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Parent Group by any member of the SpinCo Group that survives following the Separation; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the IPO Registration Statement or any Prospectus or any Canadian Prospectus (including in any amendments or supplements thereto) provided by Parent specifically for inclusion therein to the extent such information pertains to (x) any member of the Parent Group or (y) the Parent Business or (ii) provided by Parent to SpinCo specifically for inclusion in SpinCo’s annual or quarterly or current reports following the date of the IPO to the extent (A) such information pertains to (x) a member of the Parent Group or (y) the Parent Business or (B) SpinCo has provided written notice to Parent that such information will be included in one or more annual or quarterly or current reports, specifying how such information will be presented, and the information is included in such annual or quarterly or current reports; provided, that this subclause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of any member of the SpinCo Group, including as a result of any misstatement or omission of any information by any member of the SpinCo Group to Parent; provided, further, that this clause (e) shall not apply to any indemnifiable matters set forth in Section 5.2 of the Arrangement Agreement, which shall be governed by the terms of the Arrangement Agreement.

5.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article V or Article VI (i) will be net of Insurance Proceeds or other amounts in each case actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability, and (ii) shall take into account any Tax benefit realized by the Person entitled to indemnification or contribution hereunder (an “Indemnitee”) (using the methodology set forth in the Tax Matters Agreement to determine the amount of any such Tax benefit) and any Tax cost incurred by the Indemnitee arising from the incurrence or payment of the indemnifiable Liabilities. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts in each case actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then within ten (10) calendar days of receipt of such Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article V. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

5.5 Procedures for Indemnification of Third-Party Claims.

(a) Notice of Claims. If, at or following the Separation Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Parent Group or the SpinCo Group of any claim or of the commencement by any such Person of any Action (collectively, excluding, for the avoidance of doubt, any Action governed by Section 5.11 a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 5.2 or 5.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within fourteen (14) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all material notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide timely notice in accordance with this Section 5.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 5.5(a).

(b) Control of Defense. Subject to any insurer’s rights pursuant to any Policies of either Party, an Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided, that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee are true, the Indemnifying Party shall indemnify the Indemnitee for any such damages to the extent resulting from, or arising out of, such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 5.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim and specifying any reservations or exceptions to its defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim as provided in this Section 5.5(b) or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 5.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c) Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 5.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d) Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that does not elect or is not entitled to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as reasonably necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 5.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 7.8 and 7.9, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s custody or control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee reasonably determines in good faith that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as reasonably necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and in such case the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e) No Settlement. Neither Party may settle or compromise any Third-Party Claim for which such Party is seeking to be indemnified hereunder without the prior written consent of the other Party. No Party may settle or compromise any Third-Party Claim for which the other Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, conditioned or delayed, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party and does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party or another member of its Group or the Indemnitee. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within forty five (45) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(f) Tax Matters Agreement Coordination.    The provisions of Section 5.2 through Section 5.10 hereof other than Section 5.4(a)(ii) in respect of certain Tax benefits to the extent provided therein) do not apply with respect to Taxes or Tax matters (it being understood and agreed that claims with respect to Taxes and Tax matters, including the control of Tax-related proceedings, shall be governed by the Tax Matters Agreement to the extent provided therein). In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

5.6 Additional Matters.

(a) Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article V shall be paid reasonably promptly (but in any event within sixty (60) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article V) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b) Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 5.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VIII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c) Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e) Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 5.5 and this Section 5.6.

5.7 Right of Contribution.

(a) Contribution. If any right of indemnification contained in Section 5.2 or Section 5.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 5.7: (i) any fault associated with the business conducted with the Delayed SpinCo Assets or Delayed SpinCo Liabilities (except for the gross negligence or intentional misconduct of a member of the Parent Group) or with the ownership, operation or activities of the SpinCo Business prior to the Separation Time shall be deemed to be the fault of SpinCo and the other members of the SpinCo Group, and no such fault shall be deemed to be the fault of Parent or any other member of the Parent Group; (ii) any fault associated with the business conducted with Delayed Parent Assets or Delayed Parent Liabilities (except for the gross negligence or intentional misconduct of a member of the SpinCo Group) shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group; and (iii) any fault associated with the ownership, operation or activities of the Parent Business prior to the Separation Time shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group.

5.8 Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any SpinCo Liabilities by SpinCo or a member of the SpinCo Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Parent Liabilities by Parent or a member of the Parent Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article V are void or unenforceable for any reason.

5.9 Remedies Cumulative. The remedies provided in this Article V shall be cumulative and, subject to the provisions of Section 5.11 and Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

5.10 Survival of Indemnities. The rights and obligations of each of Parent and SpinCo and their respective Indemnitees under this Article V shall survive (a) the sale or other transfer by either Party or any member of its Group of any Assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

5.11 Management of Actions. Notwithstanding anything to the contrary herein, Schedule 5.11 shall govern the direction of pending and future Actions in which members of the Parent Group or the SpinCo Group are named as parties, but shall not alter the allocation of Liabilities set forth in Article II unless expressly set forth in Schedule 5.11.

ARTICLE VI

CERTAIN OTHER MATTERS

6.1 SpinCo Financial Covenants. SpinCo agrees that, for so long as Parent is required to consolidate the results of operations and financial position of SpinCo and any other members of the SpinCo Group or to account for its investment in SpinCo or any other member of the SpinCo Group under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements):

(a) Disclosure of Financial Controls. SpinCo will, and will cause each other member of the SpinCo Group to, maintain, as of and after the IPO Closing Date, disclosure controls and procedures and internal control over financial reporting as defined in Exchange Act Rule 13a-15 promulgated under the Exchange Act. SpinCo will, and will cause each other member of the SpinCo Group to, maintain, as of and after the IPO Closing Date, internal systems and procedures that will provide reasonable assurance that (A) SpinCo’s annual and quarterly financial statements are reliable and timely prepared in accordance with GAAP and applicable Law, (B) all transactions of members of the SpinCo Group are recorded as necessary to permit the preparation of SpinCo’s annual and quarterly financial statements, (C) the receipts and expenditures of members of the SpinCo Group are authorized at the appropriate level within SpinCo, and (D) unauthorized use or disposition of the assets of any member of the SpinCo Group that could have a material effect on SpinCo’s annual and quarterly financial statements is prevented or detected and communicated in a timely manner.

(b) Fiscal Year. SpinCo will, and will cause each member of the SpinCo Group organized in the United States or Canada to, (i) maintain a fiscal year that commences and ends on the same calendar days as Parent’s fiscal year commences and ends, (ii) to maintain monthly accounting periods that commence and end on the same calendar days as Parent’s monthly accounting periods commence and end and (iii) use the exchange rates (provided that such exchange rates are in accordance with GAAP) identified by Parent for purposes of preparing the financial information and data described in this Agreement, including SpinCo’s annual and quarterly financial statements and other information filed with the SEC and the financial information and data described in this Section 6.1. Neither Parent nor SpinCo will change its fiscal year without the prior written consent of the other Party.

(c) Monthly Financial Reports. SpinCo will deliver to Parent a preliminary consolidated income statement and balance sheet and statement of cash flows for SpinCo for such period, no later than twelve (12) Business Days after the end of each monthly accounting period of SpinCo (including the last monthly accounting period of SpinCo of each fiscal year). The income statements, balance sheets and statements of cash flows will be in a such format and detail as Parent may request, and the information supporting such statements shall be submitted electronically for inclusion in Parent’s financial reporting systems by such date to permit timely preparation of Parent’s consolidated financial statements. In addition, if SpinCo makes adjustments or other corrections to such financial information, adjustments or other corrections will be delivered by SpinCo to Parent as soon as practicable, and in any event within twenty four (24) hours thereafter.

(d) Quarterly and Annual Financial Statements. SpinCo shall establish an audit and risk committee for the purposes of review and approval of SpinCo’s Forms 10-Q and Forms 10-K, earnings release and other significant filings with the SEC or the Canadian Securities Authorities prior to the filing of such documents. Parent’s Chief Financial Officer (or his/her delegate) may attend all meetings of such committee, as an observer. Distribution of documents by SpinCo for review by Parent should be made at the time such documents are distributed to the SpinCo audit and risk committee (and other participants at such meeting) and should provide a reasonable period for review prior to the applicable meeting. The management of SpinCo shall be solely liable for the completeness and accuracy of any such filings, including any financial statements included therein. SpinCo will cause each of its principal executive and principal financial officers to sign and deliver to Parent the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and will include the certifications in SpinCo’s periodic reports, as and when required pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K.

(e) Budgets and Financial Projections. SpinCo will, at the time it delivers such materials to its Board of Directors , deliver to Parent copies of all annual budgets and financial projections relating to SpinCo on a consolidated basis and will provide Parent an opportunity to meet with management of SpinCo to discuss such budgets and projections. SpinCo will continue to provide to Parent projections on a quarterly basis consistent with past practices, including income, cash flow and operating indicators and capital expenditure detail. Such projections will be submitted electronically for inclusion in Parent’s management reporting systems.

(f) Conformance with Parent Financial Presentation. All information provided by any member of the SpinCo Group to Parent or filed with the SEC or the Canadian Securities Authorities pursuant to Section 6.1(c) through (e) will be in accordance with GAAP, with such changes therein as may be required or permitted by GAAP.

(g) Other Information. With reasonable promptness, SpinCo will deliver to Parent such additional financial and other information and data with respect to the SpinCo Group and its business, properties, financial positions, results of operations and prospects as may be reasonably requested by Parent from time to time, including, without limitation, any required pro forma financial information. Upon request by Parent, SpinCo will participate in periodic meetings with Parent in order to review and discuss the financial and other information and data described in this Section 6.1 as well as financial results, accounting matters, internal controls and other similar matters identified by Parent.

(h) Press Releases and Similar Information. SpinCo and Parent will consult with each other as to the timing of SpinCo’s and Parent’s quarterly earnings releases and any interim financial guidance for a current or future period and each party will give the other the opportunity to review the information therein relating to the SpinCo Group and to comment thereon. Parent and SpinCo will make reasonable efforts to coordinate the issuance of their respective quarterly earnings releases. No later than seventy-two (72) hours prior to the time and date that SpinCo or Parent, as the case may be, intends to publish its regular quarterly earnings release or any financial guidance for a current or future period, SpinCo or Parent, as the case may be, will deliver to the other party copies of drafts of (i) all press releases, (ii) investor presentations and (iii) other statements to be made available to its employees or to the public, in each case, concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of any member of the SpinCo Group and/or the Parent Group. No later than twenty-four (24) hours prior to the time and date that SpinCo or Parent, as the case may be, intends to publish its regular quarterly earnings release or any financial guidance for a current or future period, SpinCo or Parent, as the case may be, will deliver to the other copies of substantially final drafts of all such materials. In addition, prior to the issuance of any such press release, investor presentation or public statement that meets the criteria set forth in the preceding two sentences, SpinCo or Parent, as the case may be, will consult with the other regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, SpinCo or Parent, as the case may be, will deliver to the other copies of final drafts of all press releases, investor presentations and such other public statements.

(i) Cooperation on Parent Filings. SpinCo will cooperate fully, and cause SpinCo’s independent certified public accountants (the “SpinCo Auditors”) to cooperate fully, with Parent to the extent requested by Parent in the preparation of Parent’s public earnings or other press releases, Quarterly Reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Parent with the SEC, the Canadian Securities Authorities or any national securities exchange or otherwise made publicly available (collectively, the “Parent Public Filings”). SpinCo is responsible for the preparation of its financial statements in accordance with Parent’s policies with respect to the application of GAAP and shall indemnify Parent for any Liabilities it shall incur with respect to the inaccuracy of such statements. As long as Parent is required to consolidate the results of operations and financial position of SpinCo in its financial statements, SpinCo will continue to prepare the quarterly and annual financial reporting analysis and provide support for financial statement footnotes and other information included in the Parent Public Filings. Such information and the timing thereof will be consistent with the Parent financial statement processes in place prior to the Separation Time. SpinCo also agrees to provide to Parent all other information that Parent reasonably requests in connection with any Parent Public Filings or that, in the judgment of Parent’s legal department, is required to be disclosed or incorporated by reference therein under any Law. SpinCo will provide such information in a timely manner on the dates requested by Parent (which may be earlier than the dates on which SpinCo otherwise would be required hereunder to have such information available) to enable Parent to prepare, print and release all Parent Public Filings on such dates as Parent will determine, but in no event later than as required by applicable Law. SpinCo will use its commercially reasonable efforts to cause the SpinCo Auditors to consent to any reference to them as experts in any Parent Public Filings required under any Law. If and to the extent requested by Parent, SpinCo will diligently and promptly review all drafts of such Parent Public Filings and prepare in a diligent and timely fashion any portion of such Parent Public Filing pertaining to SpinCo. SpinCo management’s responsibility for reviewing such disclosures shall include a determination that such disclosures are complete and accurate and consistent with other public filings or other disclosures which have been made by SpinCo. Prior to any printing or public release of any Parent Public Filing, an appropriate executive officer of SpinCo will, if requested by Parent, certify that the information relating to any member of the SpinCo Group in such Parent Public Filing is accurate, true, complete and correct in all material respects. Unless required by applicable Law, SpinCo will not publicly release any financial or other information which conflicts with the information with respect to any member of the SpinCo Group that is included in any Parent Public Filing without Parent’s prior written consent. Prior to the release or filing thereof (but in any event, to the extent reasonably practicable, no later than 24 hours before such release or filing), Parent will provide SpinCo with a draft of any portion of a Parent Public Filing containing information relating to the SpinCo Group and will give SpinCo an opportunity to review such information and comment thereon; provided, that Parent will determine in its sole discretion the final form and content of all Parent Public Filings.

(j) For the avoidance of doubt, SpinCo’s requirements under this Section 6.1 will continue until the reporting for all interim and annual financial statement periods during which Parent was required to consolidate the results of operations and financial position of SpinCo and any other members of the SpinCo Group or to account for its investment in SpinCo or any other member of the SpinCo Group under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements) has been completed. For example, if SpinCo ceases to be such consolidated subsidiary or such equity method affiliate of Parent on September 30, SpinCo’s obligations with regard to information required for Parent’s Form 10-K for the year ended December 31 will remain in effect until such Form 10-K has been filed. Notwithstanding the foregoing, Parent may, in its sole discretion by providing written notice to SpinCo in accordance with Section 11.5, suspend any of Parent’s rights under this Section 6.1 or otherwise under this Agreement to receive any non-public information that could reasonably be expected to be material to SpinCo (provided, that Parent may revoke such notice at any time by delivering notice in writing, upon which point all such rights shall be reinstated as of the date of delivery of written notice of revocation to SpinCo and SpinCo shall resume complying with its suspended obligations).

6.2 Auditors and Audits; Annual Financial Statements and Accounting. SpinCo agrees that, for so long as Parent is required to consolidate the results of operations and financial position of SpinCo and any other members of the SpinCo Group or to account for its investment in SpinCo or any other member of the SpinCo Group under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements):

(a) Auditor. No member of the SpinCo Group shall change its independent auditors without Parent’s prior written consent (which should not be unreasonably withheld, conditioned or delayed).

(b) Audit Timing. SpinCo shall use its reasonable best efforts to enable Parent to meet its timetable for the printing, filing and public dissemination of Parent’s audited annual financial statements (the “Parent Annual Statements”), all in accordance with Section 6.1 hereof and as required by applicable Law.

(c) Information Needed by Parent. SpinCo shall provide to Parent on a timely basis all information that Parent reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of the Parent Annual Statements in accordance with Section 6.1 hereof and as required by applicable Law. Without limiting the generality of the foregoing, SpinCo will provide all required financial information with respect to the SpinCo Group to the SpinCo Auditors in a sufficient and reasonable time and in sufficient detail to permit the SpinCo Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the independent auditors of Parent (“Parent Auditors”) with respect to information to be included or contained in the Parent Annual Statements.

(d) Access to the SpinCo Auditors. SpinCo shall authorize the SpinCo Auditors to make available to the Parent Auditors both the personnel who performed, or are performing, the annual audit of SpinCo and work papers related to the annual audit of SpinCo, in all cases within a reasonable time prior to the SpinCo Auditors’ opinion date, so that the Parent Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the SpinCo Auditors as it relates to the Parent Auditors’ report on Parent’s statements, all within sufficient time to enable Parent to meet its timetable for the printing, filing and public dissemination of the Parent Annual Statements.

(e) Access to Records. If Parent determines in good faith that there may be some inaccuracy in a SpinCo Group member’s financial statements or deficiency in a SpinCo Group member’s internal accounting controls or operations that could materially impact Parent’s financial statements, at Parent’s request, SpinCo will provide Parent’s internal auditors with access to the SpinCo Group’s books and records so that Parent may conduct reasonable audits relating to the financial statements provided by SpinCo under this Agreement as well as to the internal accounting controls and operations of the SpinCo Group.

(f) Notice of Changes. Subject to Section 6.1(g), SpinCo will give Parent as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, SpinCo’s accounting estimates or accounting principles from those in effect on the IPO Closing Date. On request of Parent, SpinCo will discuss the determination or change with Parent and, if requested by Parent, with the Parent Auditors with respect thereto. Unless such determination or change is required by GAAP, SpinCo will not make any such determination or changes without Parent’s prior written consent if either (1) such a determination or a change would be sufficiently material to be required to be disclosed in Parent’s financial statements as filed with the SEC or the Canadian Securities Authorities or otherwise publicly disclosed therein, or (2) such a determination or a change is not in accordance with GAAP and would be sufficiently material to be required to be disclosed in SpinCo’s financial statements as filed with the SEC or the Canadian Securities Authorities or otherwise publicly disclosed therein. SpinCo will give Parent as much prior notice as reasonably practicable of any business combination, the acquisition of any variable interest entities or any other transaction, in each case, which could reasonably be expected to result in the consolidation by Parent of the results of operations and financial position of an entity that is not a member of the SpinCo Group.

(g) Accounting Changes Requested by Parent. Notwithstanding Section 6.2(f), Parent may request that SpinCo make changes in its accounting estimates or accounting principles in order for SpinCo’s accounting practices and principles to be consistent with those of Parent; provided that SpinCo shall not be required to make any such changes if SpinCo’s accounting estimates or accounting principles are in accordance with GAAP and consistent with SEC reporting requirements.

(h) Special Reports of Deficiencies or Violations. SpinCo will report in reasonable detail to Parent the following events or circumstances promptly after any executive officer of SpinCo or any member of the SpinCo Board becomes aware of such matter: (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect SpinCo’s ability to record, process, summarize and report financial information; (B) any fraud, whether or not material, that involves management or other employees who have a significant role in SpinCo’s internal control over financial reporting; (C) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and (D) any report of a material violation of Law that an attorney representing any member of the SpinCo Group has formally made to any officers or directors of SpinCo pursuant to the SEC’s attorney conduct rules (17 C.F.R. Part 205).

(i) For the avoidance of doubt, SpinCo’s requirements under this Section 6.2 will continue until the reporting for all interim and annual financial statement periods during which Parent was required to consolidate the results of operations and financial position of SpinCo and any other members of the SpinCo Group or to account for its investment in SpinCo or any other member of the SpinCo Group under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements) has been completed. For example, if SpinCo ceases to be such consolidated subsidiary or such equity method affiliate of Parent on September 30, SpinCo’s obligations with regard to information required for Parent’s Form 10-K for the year ended December 31 will remain in effect until such Form 10-K has been filed.

6.3 Parent Financial Information Certifications. Parent’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to SpinCo as its Subsidiary. In order to enable the principal executive officer and principal financial officer of SpinCo to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002 following the IPO Closing Date in respect of any quarterly or annual fiscal period of SpinCo that begins prior to the IPO Closing Date in respect of which financial statements are not included in the IPO Registration Statement (a “Straddle Period”), Parent, on or before the date that is ten (10) days prior to the latest date on which SpinCo may file the periodic report pursuant to Section 13 of the Exchange Act for any such Straddle Period (not taking into account any possible extensions), shall provide SpinCo with one or more certifications with respect to such disclosure controls and procedures and the effectiveness thereof and whether there were any changes in the internal controls over financial reporting that have materially affected or are reasonably likely to materially affect the internal control over financing reporting, which certification(s) shall be (a) with respect to the applicable Straddle Period (it being understood that no certification need be provided with respect to any period or portion of any period after the IPO Closing Date) and (b) in substantially the same form as those that had been provided by officers or employees of Parent in similar certifications delivered prior to the IPO Closing Date, with such changes thereto as Parent may reasonably determine. Such certification(s) shall be provided by Parent (and not by any officer or employee in their individual capacity).

6.4 Covenants Relating to the Incurrence of Indebtedness.

(a) For so long as Parent beneficially owns at least fifty percent (50%) of the total voting power of SpinCo’s outstanding share capital entitled to vote in the election of the SpinCo Board, SpinCo will not, and SpinCo will not permit any other member of the SpinCo Group to, without the Parent Board’s approval (which the Parent Board may withhold in its sole discretion), directly or indirectly: (i) incur any SpinCo Indebtedness (other than the SpinCo Financing Arrangements and any refinancing or other amendment or modification thereto (provided, that such refinancing or other amendment or modification does not result in an increase in the aggregate principal amount (or, if greater, committed amount) thereunder (taking into account all amounts incurred thereunder, as applicable), which incremental increase (other than to pay premiums (including tender premiums), accrued and unpaid interest, expenses, defeasance costs and fees in connection therewith) shall be taken into account for purposes of this clause (i)) in an aggregate amount of less than or equal to $100 million in a manner inconsistent with Section 6.4(b), and (ii) incur any SpinCo Indebtedness (other than the SpinCo Financing Arrangements and any refinancing or other amendment or modification thereto (provided, that such refinancing or other amendment or modification does not result in an increase in the aggregate principal amount (or, if greater, committed amount) thereunder (taking into account all amounts incurred thereunder, as applicable), which incremental increase (other than to pay premiums (including tender premiums), accrued and unpaid interest, expenses, defeasance costs and fees in connection therewith) shall be taken into account for purposes of this clause (ii)) in excess of an aggregate amount of $100 million.

(b) For so long as Parent beneficially owns at least fifty percent (50%) of the total voting power of SpinCo’s outstanding share capital entitled to vote in the election of the SpinCo Board, SpinCo will not, and SpinCo will not permit any other member of the SpinCo Group to, without Parent’s prior written consent (which Parent may withhold in its sole discretion), directly or indirectly, create, incur, assume or suffer to exist any SpinCo Indebtedness (other than the SpinCo Financing Arrangements and any refinancing or other amendment or modification thereto (provided, that such refinancing or other amendment or modification does not result in an increase in the aggregate principal amount (or, if greater, committed amount) thereunder (taking into account all amounts incurred thereunder, as applicable), which incremental increase (other than to pay premiums (including tender premiums), accrued and unpaid interest, expenses, defeasance costs and fees in connection therewith) shall be taken into account for purposes of this clause (b)) if the incurrence of such SpinCo Indebtedness would cause Parent to be in breach of or in default under any contract the existence of which Parent has advised SpinCo, or if the incurrence of such SpinCo Indebtedness could be reasonably likely to adversely impact the credit rating of any commercial indebtedness of Parent.

(c) In order to implement this Section 6.4, SpinCo will notify Parent in writing at least thirty (30) Business Days (or such shorter period as mutually agreed upon in writing between Parent and SpinCo) prior to the time it or any other member of the SpinCo Group contemplates incurring any SpinCo Indebtedness (excluding the SpinCo Financing Arrangements (but including any refinancing or other amendment or modification thereto)) of its intention to do so and will either (x) demonstrate to Parent’s satisfaction that this Section 6.4 will not be violated by such proposed additional SpinCo Indebtedness or (y) obtain Parent’s prior written consent to the incurrence of such proposed additional SpinCo Indebtedness. Any such written notification from SpinCo to Parent will include documentation of any existing SpinCo Indebtedness and estimated SpinCo Indebtedness after giving effect to such proposed incurrence of additional SpinCo Indebtedness. Parent will have the right to verify the accuracy of such information and SpinCo will cooperate fully with Parent in such effort (including, without limitation, by providing Parent with access to the working papers and underlying documentation related to any calculations used in determining such information).

6.5 Other Covenants.

(a) For so long as Parent beneficially owns at least fifty percent (50%) of the total voting power of SpinCo’s outstanding share capital entitled to vote in the election of the SpinCo Board:

(i) SpinCo will not, without the prior written consent of Parent (which Parent may withhold in its sole discretion), take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the Law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of Parent to freely sell, transfer, assign, pledge or otherwise dispose of Initial Common Shares or Resulting Entity Common Shares, as applicable, or would restrict or limit the rights of any transferee of Parent as a holder of Initial Common Shares or Resulting Entity Common Shares, as applicable. Without limiting the generality of the foregoing, SpinCo will not, without the prior written consent of Parent (which Parent may withhold in its sole discretion), take any action, or take any action to recommend to its shareholders any action, which would among other things, limit the legal rights of, or deny any benefit to, Parent as a SpinCo shareholder either (i) solely as a result of the amount of Initial Common Shares or Resulting Entity Common Shares, as applicable, owned by Parent or (ii) in a manner not applicable to SpinCo shareholders generally.

(ii) To the extent that Parent is a party to any contract that provides that certain actions or inactions of Affiliates of Parent (which for purposes of such contract includes any member of the SpinCo Group) may result in Parent being in breach of or in default under such contract and Parent has advised SpinCo of the existence, and has furnished SpinCo with copies, of such contracts (or the relevant portions thereof), SpinCo will not take or fail to take, as applicable, and SpinCo will cause the other members of the SpinCo Group not to take or fail to take, as applicable, any actions that reasonably could result in Parent being in breach of or in default under any such contract. The parties acknowledge and agree that from time to time Parent may in good faith (and not solely with the intention of imposing restrictions on SpinCo pursuant to this covenant) enter into additional contracts or amendments to existing contracts that provide that certain actions or inactions of members of the Parent Group (including, for purposes of this Section 6.5(a)(ii), members of the SpinCo Group) may result in Parent being in breach of or in default under such contracts. In such event, provided Parent has notified SpinCo of such additional contracts or amendments to existing contracts, SpinCo will not thereafter take or fail to take, as applicable, and SpinCo will cause the other members of the SpinCo Group not to take or fail to take, as applicable, any actions that reasonably could result in Parent being in breach of or in default under any such additional contracts or amendments to existing contracts. Parent acknowledges and agrees that SpinCo will not be deemed in breach of this Section 6.5(a)(ii) to the extent that, prior to being notified by Parent of an additional contract or an amendment to an existing contract pursuant to this Section 6.5(a)(ii), a member of the SpinCo Group already has taken or failed to take one or more actions that would otherwise constitute a breach of this Section 6.5(a)(ii) had such action(s) or inaction(s) occurred after such notification, provided, that SpinCo does not, after notification by Parent, take any further action or fail to take any action that contributes further to such breach or default. SpinCo agrees that any information provided to it pursuant to this Section 6.5(a)(ii) will constitute information that is subject to SpinCo’s obligations under Article VII.

(iii) SpinCo will not, and SpinCo will not permit any other member of the SpinCo Group to, without the Parent Board’s approval (which the Parent Board may withhold in its sole discretion), directly or indirectly, (A) acquire any other businesses or assets or dispose of any of its own assets, in each case with an aggregate value for all such transactions in excess of $200 million or (B) acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture, whether by way of a purchase of stock or securities, contributions to capital, or otherwise, or the loaning of any funds to third parties, in each case, in excess of $200 million in the aggregate.

(b) For so long as Parent beneficially owns at least 80.1% of the total voting power of the SpinCo Share Capital entitled to vote in the election of the SpinCo Board and at least 80.1% of the number of shares of each class of SpinCo Share Capital not entitled to vote in the election of SpinCo directors, SpinCo will not, without the prior written consent of Parent (which it may withhold in its sole discretion), issue, or enter into any agreement, commitment or understanding to issue (or that could result in the issuance of), any shares of SpinCo Share Capital or any rights, warrants or options to acquire SpinCo Share Capital (including, without limitation, securities convertible into or exchangeable for SpinCo Share Capital), if after giving effect to such issuances and considering all of the shares of SpinCo Share Capital acquirable pursuant to such rights, warrants and options to be outstanding on the date of such issuance (whether or not then exercisable), Parent could own (a) less than 80.1% of the total voting power of the outstanding shares of SpinCo Share Capital entitled to vote in the election of SpinCo directors, (b) less than 80.1% of the outstanding shares of any class of SpinCo Share Capital not entitled to vote in the election of SpinCo directors, or (c) less than 80.1% of the value of the outstanding shares of SpinCo Share Capital.

(c) SpinCo will not, and will not permit any other member of the SpinCo Group to, take any action or fail to take any action that could reasonably be expected to prevent the Separation and the Distribution from qualifying as a tax-free transaction to Parent, SpinCo and Parent’s shareholders for U.S. federal or Canadian income tax purposes.

6.6 Product Names and Untransferred Product Codes Following the Separation.

(a) Except as set forth in Section 6.6(b) below, neither SpinCo nor any member of its Group shall use, or have the right to use, the Parent Retained Marks or the Untransferred SpinCo Product Codes.

(b) Following the Separation Time, SpinCo and members of its Group may continue temporarily to use the Parent Retained Marks and Untransferred SpinCo Product Codes after the Separation Time solely to the extent and in substantially the same manner as used immediately prior to Separation Time in connection with (i) the marketing and sale of any SpinCo Inventory that, as of the Separation Time, bears or incorporates the Parent Retained Marks and/or Untransferred SpinCo Product Codes, until such time as usable SpinCo Inventory existing as of the Separation Time has been exhausted; (ii) the manufacture of SpinCo Products that are made with the raw materials, work-in-process or components that constitute SpinCo Inventory, in each case, as of the Separation Time; and (iii) the use of any advertising, marketing, sales and promotional materials that bear the Parent Retained Marks and/or Untransferred SpinCo Product Codes, until such time as SpinCo can create new advertising, marketing, sales and promotional materials; provided, that SpinCo and members of its Group use reasonable best efforts to minimize and eliminate use of the Parent Retained Marks and Untransferred SpinCo Product Codes by the SpinCo Group as soon as practicable. All permitted use of the Parent Retained Marks and any goodwill established in connection therewith will inure to the exclusive benefit of Parent or a member of the Parent Group. The Parent Retained Marks and all of the goodwill associated therewith are and will remain the sole and exclusive property of Parent or a member of the Parent Group.

(c) Except as set forth in Section 6.6(d) below, neither Parent nor any member of its Group shall use, or have the right to use, the SpinCo Product Marks or the Untransferred Parent Product Codes.

(d) Following the Separation Time, Parent and members of its Group may continue temporarily to use the SpinCo Product Marks and the Untransferred Parent Product Codes after the Separation Time) solely to the extent and in substantially the same manner as used immediately prior to Separation Time in connection with (i) the marketing and sale of any Parent Inventory that, as of the Separation Time, bears or incorporates the SpinCo Product Marks and/or the Untransferred Parent Product Codes, until such time as such usable Parent Inventory existing as of the Separation Time has been exhausted; (ii) the manufacture of Parent Products that are made with the raw materials, work-in-process or components that constitute Parent Inventory, in each case, as of the Separation Time; and (iii) the use of any advertising, marketing, sales and promotional materials that bear the SpinCo Marks and/or Untransferred Parent Product Codes, until such time as SpinCo can create new advertising, marketing, sales and promotional materials; provided, that Parent and members of its Group use reasonable best efforts to minimize and eliminate use of the SpinCo Product Marks and the Untransferred Parent Product Codes by the Parent Group as soon as practicable. All permitted use of the SpinCo Marks and any goodwill established in connection therewith will inure to the exclusive benefit of SpinCo or a member of the SpinCo Group. The SpinCo Marks and all of the goodwill associated therewith are and will remain the sole and exclusive property of SpinCo or a member of the SpinCo Group.

(e) Notwithstanding anything to the contrary in this Section 6.6, nothing set forth in this Section 6.6 shall limit either Party’s nominative use of the SpinCo Product Marks (in the case of Parent) or the Parent Retained Marks (in the case of SpinCo), respectively, including for the purposes of referring to the other Party’s products and the transactions contemplated hereby.

(f) Nothing set forth in this Section 6.6 is intended to affect the Parties’ rights and obligations with respect to the Bausch Marks or related Internet Properties, which rights and obligations are dealt with exclusively in the IP Matters Agreement.

6.7 Insurance Matters.

(a) Parent and SpinCo agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Distribution Date. In no event shall Parent, any other member of the Parent Group or any Parent Indemnitee have Liability or obligation whatsoever to any member of the SpinCo Group arising from the fact that any insurance policy or insurance policy related contract shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the SpinCo Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

(b) Parent and SpinCo acknowledge that, prior to the Distribution Date, Parent intends to take such action, in its sole discretion as it may deem necessary or desirable, to remove the members of the SpinCo Group and their respective employees, officers and directors as insured parties, or limit the coverage provided to such parties, under some or all Policies issued to the Parent Group. The date(s) on which Parent removes the members of the SpinCo Group and their respective employees, officers and directors as insured parties, or limits the coverage provided to such parties, under a particular Policy or Policies shall constitute the “Insurance Termination Time” for such Policy or Policies. SpinCo further acknowledges and agrees that, from and after the applicable Insurance Termination Time for a particular Policy, neither SpinCo nor any member of the SpinCo Group shall have any rights to or under such Policy other than as expressly provided in Section 6.7(d) and Section 6.7(e).

(c) At the applicable Insurance Termination Time, SpinCo shall use commercially reasonable efforts to place in effect all insurance programs required to comply with SpinCo’s contractual obligations and such other Policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to SpinCo’s. With respect to such provided policies, if any, procured by SpinCo for the sole benefit of the SpinCo Group (“SpinCo Policies”), SpinCo shall use commercially reasonable efforts to continue to maintain such insurance coverage through the Distribution Date in a manner no less favorable than currently provided.

(d) From and after the applicable Insurance Termination Time for a particular Policy, with respect to any losses, damages and Liability incurred by any member of the SpinCo Group prior to such Insurance Termination Time only, Parent will provide SpinCo with access to, and SpinCo may make claims under, such Parent Group Policy in place immediately prior to the applicable Insurance Termination Time (and any extended reporting periods for claims-made Policies) and the Parent Group’s historical Policies, but solely to the extent that such Policies provided coverage for members of the SpinCo Group or the SpinCo Business prior to the applicable Insurance Termination Time; provided, that such access to, and the right to make claims under, such Policies shall be subject to the terms, conditions and exclusions of such Policies, including but not limited to any limits on coverage or scope, any deductibles, self-insured retentions and other fees and expenses, and shall be subject to the following additional conditions:

(i) SpinCo shall notify Parent, as promptly as practicable, of any claim made by the SpinCo Group pursuant to this Section 6.7(d);

(ii) SpinCo and the members of the SpinCo Group shall indemnify, hold harmless and reimburse Parent and the members of the Parent Group for any deductibles, self-insured retention, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees, retrospective premiums, captive reinsurance, matching deductibles, collateral obligations, indemnity agreements, and other expenses incurred by Parent or any members of the Parent Group to the extent resulting from any access to, or any claims made by SpinCo or any other members of the SpinCo Group under, any insurance (including any self-insured program) provided pursuant to this Section 6.7(d), whether such claims are made by SpinCo, its employees or third Persons;

(iii) SpinCo and the members of the SpinCo Group shall comply fully with the Assumption and Allocation Agreement; and

(iv) SpinCo shall exclusively bear (and neither Parent nor any members of the Parent Group shall have any obligation to repay or reimburse SpinCo or any member of the SpinCo Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by SpinCo or any member of the SpinCo Group under the Policies as provided for in this Section 6.7(d). In the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the SpinCo Group, on the one hand, the Parent Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Group submitted to Parent’s insurance carrier(s) (including any submissions prior to the applicable Insurance Termination Time). To the extent that the Parent Group or the SpinCo Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to Parent’s insurance carrier(s), the other Party shall promptly pay the first Party an amount such that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, a Party may elect not to reinstate the policy aggregate. In the event that a Party elects not to reinstate the policy aggregate, it shall provide prompt written notice to the other Party. A Party which elects to reinstate the policy aggregate shall be responsible for all reinstatement premiums and other costs associated with such reinstatement.

In the event that any member of the Parent Group incurs any losses, damages or Liability prior to or in respect of the period prior to the applicable Insurance Termination Time for which such member of the Parent Group is entitled to coverage under SpinCo’s Policies, the same process pursuant to this Section 6.7(d) shall apply, substituting “Parent” for “SpinCo” and “SpinCo” for “Parent,” including for purposes of the first sentence of Section 6.7(f).

(e) For six (6) years after the applicable Insurance Termination Time for officers’ and directors’ liability insurance, Parent shall use commercially reasonable efforts to provide officers’ and directors’ liability insurance in respect of (i) acts or omissions occurring at or prior to the applicable Insurance Termination Time for such Policies and (ii) the Separation and the IPO, covering each of the present and former officers and directors of Parent and SpinCo and each of their Subsidiaries currently covered by Parent’s officers’ and directors’ liability insurance policies, on terms with respect to coverage and amount reasonably comparable to those of such policies as are in effect as of the applicable Insurance Termination Time with respect to Parent’s then-current officers and directors, to the extent reasonably available in the commercial insurance market, with sixty-seven percent (67%) of the cost of such insurance deemed a Parent Liability and thirty-three percent (33%) of the cost of such insurance deemed a SpinCo Liability. Parent and SpinCo shall comply with all conditions in Section 6.7(d) with respect to claims made under the Policies referenced in this Section 6.7(e).

(f) Neither SpinCo nor any member of the SpinCo Group, in connection with making a claim under any insurance policy of Parent or any member of the Parent Group pursuant to this Section 6.7, shall take any action that would be reasonably likely to (i) have a material and adverse impact on the then-current relationship between Parent or any member of the Parent Group, on the one hand, and the applicable insurance company, broker or third-party claims administrator, on the other hand; (ii) result in the applicable insurance company terminating or materially reducing coverage, or materially increasing the amount of any premium owed by Parent or any member of the Parent Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere in any material respect with the rights of Parent or any member of the Parent Group under the applicable insurance policy.

(g) All payments and reimbursements by SpinCo pursuant to this Section 6.7 will be made within forty-five (45) days after SpinCo’s receipt of an invoice therefor from Parent, unless otherwise agreed in writing by the Parties. If Parent incurs costs to enforce SpinCo’s obligations herein, SpinCo agrees to indemnify and hold harmless Parent for such enforcement costs, including reasonable attorneys’ fees, pursuant to Section 5.6(b). Parent shall retain the exclusive right to control its Policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its Policies and programs and to amend, modify or waive any rights under any such Policies and programs, notwithstanding whether any such Policies or programs apply to any SpinCo Liabilities and/or claims SpinCo has made or could make in the future, and no member of the SpinCo Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with Parent’s insurers with respect to any of Parent’s Policies and programs, or amend, modify or waive any rights under any such Policies and programs. SpinCo shall cooperate with Parent and share such information as is reasonably necessary in order to permit Parent to manage and conduct its insurance matters as Parent deems appropriate. Neither Parent nor any member of the Parent Group shall have any obligation to secure extended reporting for any claims under any Policies of Parent or any member of the Parent Group for any acts or omissions by any member of the SpinCo Group incurred prior to the applicable Insurance Termination Time. For the avoidance of doubt, each Party and any member of its applicable Group has the sole right to settle or otherwise resolve third party claims made against it or any member of its applicable Group covered under an applicable insurance Policy.

(h) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Parent Group in respect of any insurance policy or any other contract or policy of insurance.

(i) SpinCo does hereby, for itself and each other member of the SpinCo Group, agree that no member of the Parent Group shall have any Liability whatsoever as a result of the Policies and practices of Parent and the members of the Parent Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

6.8 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, or as otherwise agreed in writing by the Parties, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within sixty (60) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus two (2%) percent; provided, that with respect to any disputed payments, no interest payment shall be due until such dispute is resolved and the interest which shall be payable thereon shall be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made.

6.9 Inducement. SpinCo acknowledges and agrees that Parent’s willingness to cause, effect and consummate the Transactions has been conditioned upon and induced by SpinCo’s covenants and agreements in this Agreement and the Ancillary Agreements, including SpinCo’s assumption of the SpinCo Liabilities pursuant to the Separation and the provisions of this Agreement and SpinCo’s covenants and agreements contained in Article V and Article VI.

6.10 Post-Separation Time Conduct. The Parties acknowledge that, after the Separation Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Separation Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article V) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

6.11 Director Elections. At all times from the Separation Date until the earliest of (x) the Distribution Date, (y) December 31, 2024 and (z) the date on which Parent ceases to beneficially own at least fifty percent (50%) of the total voting power of SpinCo’s outstanding share capital entitled to vote in the election of the SpinCo Board:

(a) SpinCo shall not, without the prior written consent of the Parent Board (which consent shall not be unreasonably withheld, conditioned or delayed) (i) propose or, subject only to applicable Law, name in any information circular, proxy or written consent of shareholders, any nominee for election to the SpinCo Board at any meeting of shareholders of SpinCo (including in any written consent of shareholders) other than a SpinCo director set forth in the Form S-1 Registration Statement filed by SpinCo on January 13, 2022, designated pursuant to, or otherwise to comply with, a contract or agreement entered into on or prior to the Separation Time or who has otherwise been appointed in accordance with clause (ii) of this Section 6.11(a) (including the proviso thereto); or (ii) appoint any person to the SpinCo Board (whether to fill a vacancy or otherwise) other than pursuant to, or otherwise to comply with, a contract or agreement entered into on or prior to the Separation Time; provided, however, that notwithstanding clause (ii) of this Section 6.11(a), SpinCo may appoint one additional director to the SpinCo Board without Parent’s consent prior to the first annual meeting of shareholders of SpinCo following the Separation Time where such additional director qualifies as a medical expert, as determined by the SpinCo Board, acting reasonably; and

(b) all voting decisions made by or on behalf of Parent (including, for clarity, any such action taken by or on behalf of NumberCo, and the granting of any proxy) with respect to the SpinCo Common Shares beneficially owned by Parent and any other voting securities of SpinCo beneficially owned by Parent and entitled to vote at any annual or special meeting of shareholders of SpinCo (however noticed or called, and including any action by written consent) shall have previously been approved by the Parent Board.

ARTICLE VII

EXCHANGE OF INFORMATION; CONFIDENTIALITY

7.1 Agreement for Exchange of Information. Subject to Section 7.10 and any other applicable confidentiality obligations, each of Parent and SpinCo, on behalf of itself and each member of its Group, agrees to use reasonable best efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Separation Time, as soon as reasonably practicable after written request therefor is received by such Party’s legal department from the requesting Party’s legal department, any information (or a copy thereof) in the possession, custody or control of such Party or its Group which the requesting Party’s legal department requests (including any SpinCo Books and Records or Parent Books and Records, as applicable, and any information held by a third-party on such Party’s or a member of its Group’s behalf) to the extent that (i) such information relates to the SpinCo Business, or any SpinCo Asset or SpinCo Liability, if SpinCo is the requesting Party, or to the Parent Business, or any Parent Asset or Parent Liability, if Parent is the requesting Party (including, for the avoidance of doubt, such information the requesting Party reasonably believes is relevant to the requesting Party’s claim or defense in ongoing or anticipated litigation or other legal proceeding and would be proportional to the needs of the matter); (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; (iii) such information is required by the requesting Party to comply with any obligation, audit, inspection, inquiry, or request from any Governmental Authority; or (iv) such information is required by the requesting Party to comply with any obligation imposed by a court order or any other compulsory legal process; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental to the Party providing the information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence (including by way of redaction). The Party providing information pursuant to this Section 7.1 shall only be obligated to provide such information in the form, condition and format in which it then exists; provided, however, that in the event (x) it is reasonably necessary for the purpose the requesting Party needs such information that such information be in a form, condition or format different from which it then exists and (y) the requesting Party is unable to modify the form, condition or format of such information without incurring costs and expenses materially in excess of the costs and expenses that would be incurred if the Party providing such information were to modify the form, condition or format of such information, then the Party providing such information will use commercially reasonable efforts at the requesting Party’s sole cost and expense to provide such information in a form, condition and format requested by the requesting Party, consistent with the requesting Party’s need for the information, including the requesting Party’s legal obligation to retain, produce, or provide the information in a particular form, condition or format. Each Party shall cause its employees and the employees of any members of its Group to, and shall use commercially reasonable efforts to cause the employees of its Representatives to, when on the property of another Party or a member of another Party’s Group, conform to the policies and procedures of such Party or any member of such Party’s Group concerning health, safety, conduct and security that are made known or provided to the accessing Party from time to time. As soon as reasonably practicable after the Separation Time, Parent and SpinCo shall agree to a plan with respect to the maintenance and transfer of data that constitutes SpinCo Books and Records and discuss and negotiate such plan in good faith, including whether to further catalog or inventory any data sources that may contain entangled data of both the SpinCo Group and Parent Group or transfer any such material to the other Party or its Group. Each Party may retain copies of information delivered to the other hereunder, subject to holding such information in confidence in accordance with this Agreement.

7.2 Ownership of Information. The provision of any information pursuant to Section 7.1 or Section 7.8 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.

7.3 Compensation for Providing Information. The Party requesting information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting, redacting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

7.4 Record Retention.

(a) To facilitate the possible exchange of information pursuant to this Article VII and other provisions of this Agreement after the Separation Time, from and after the Separation Time until the twelfth (12th) anniversary of the Separation Time (or such longer time as required by applicable Law), the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information related to the SpinCo Business, or any SpinCo Asset or SpinCo Liability (including, for the avoidance of doubt, the SpinCo Books and Records), in the case of Parent, or to the Parent Business, or any Parent Asset or Parent Liability (including, for the avoidance of doubt, the Parent Books and Records), in the case of SpinCo in their respective possession, custody or control as of the Separation Time (including any information that is subject to a “Legal Hold” or “Litigation Hold” issued by either Party prior to the Separation Time, or issued by a Party after the Separation Time to the extent the other Party has knowledge thereof (in either case, a “Litigation Hold”)) in accordance with their respective policies regarding retention of records (which policies, for the avoidance of doubt, shall not supersede the twelve-year term set forth in this Section 7.4(a)); provided, however, that (x) in the case of any such information relating to Taxes, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof), (y) in the case of any such information that is subject to a Litigation Hold, such information shall be retained until the release of the Litigation Hold by the issuing Party or Parties and (z) in the case of any such information required to be retained for a period longer than the twelfth (12th) anniversary of the Separation Time by applicable Law, such retention period shall be extended to the expiration of the period so required. No Party will knowingly destroy, or permit any of its Subsidiaries to destroy, any information which the other Party may have the right to obtain pursuant to this Agreement (including the SpinCo Books and Records and Parent Books and Records) prior to the end of the retention period set forth in this Section 7.4(a). Notwithstanding anything in this Article VII to the contrary, the Tax Matters Agreement exclusively governs the retention of Tax related records and the exchange of Tax-related information, and the Employee Matters Agreement governs the retention of employment and benefits related records; provided, that, for the avoidance of doubt, the Tax Matters Agreement and the Employee Matters Agreement shall not supersede either Party’s obligation with respect to information subject to a Litigation Hold.

(b) Notwithstanding anything to the contrary herein, following the end of the retention period set forth in Section 7.4(a), neither Party may destroy, or permit any members of its Group to destroy, any information contemplated to be retained by Section 7.4(a) (including the SpinCo Books and Records and Parent Books and Records) without first providing written notice to the General Counsel or Chief Legal Officer of the other Party of the proposed destruction of information, including a reasonably detailed description of the information proposed for destruction, and providing the other Party the opportunity to take possession of such information prior to such destruction, at such other Party’s sole cost and expense; provided that (i) in the case of any information relating to a pending or threatened Action that is known to a member of the applicable Party’s Group in possession of such information, the Parties shall comply with the requirements of the applicable “Litigation Hold”; and (ii) in no event shall a Party knowingly destroy, or permit any of the members of its Group to destroy, any information required to be retained by applicable Law.

7.5 Legal Materials. All legal files, documents and other information created prior to the Separation Time (the “Legal Materials”) not separated as of the Separation Time shall be deemed “Joint Legal Materials”. Both Parties’ legal counsel will have the right, from and after the Separation Time, (a) to access, review and duplicate all Joint Legal Materials in the possession, custody, or control of the other that relate to their respective legal matters and (b) only with the consent of the other party, at the requesting party’s sole cost and expense, to separate and take sole possession of Joint Legal Materials relating solely to either the Parent Business or the SpinCo Business, as applicable. Parent and SpinCo shall cause their respective legal counsel to maintain and continue their respective Group’s compliance with all “Litigation Holds” applicable to any Legal Materials, Joint Legal Materials, or materials subject to Litigation Hold they possess or come to possess. Notwithstanding anything to the contrary herein, the party designated to direct the defense or prosecution of any Action pursuant to Section 5.11 shall be entitled to have and retain possession and own the Legal Materials related to such Action.

7.6 Limitations of Liability. Neither Party shall have any Liability to the other Party arising from the fact that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 7.4.

7.7 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention, destruction or confidential treatment of information set forth in any Ancillary Agreement.

(b) Any party that receives, pursuant to a request for information in accordance with this Article VII, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

7.8 Production of Witnesses; Records; Cooperation.

(a) After the Separation Time, except in the case of a Dispute between Parent and SpinCo, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its Group as witnesses and any books, records or other documents within its possession, custody or control, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its Group as witnesses and any books, records or other documents within its possession, custody or control, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d) Without limiting any provision of this Section 7.8, each of the Parties agrees to cooperate, and to cause each member of its Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property Rights and shall not claim to acknowledge, or permit any member of its Group to claim to acknowledge, the validity or infringing use of any Intellectual Property Rights of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e) The obligation of the Parties to provide witnesses pursuant to this Section 7.8 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 7.8(a)).

7.9 Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Separation Time have been and will be rendered for the collective benefit of each of the members of the Parent Group and the SpinCo Group, and that each of the members of the Parent Group and the SpinCo Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Separation Time, which services will be rendered solely for the benefit of the Parent Group or the SpinCo Group, as the case may be. In furtherance of the foregoing, each Party shall authorize the delivery to and/or retention by the other Party of materials existing as of the Separation Time that are necessary for such other Party to perform such services.

(b) The Parties agree as follows:

(i) Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Parent Business and not to the SpinCo Business, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the SpinCo Group. Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Parent Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the SpinCo Group;

(ii) SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the SpinCo Business and not to the Parent Business, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Parent Group. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any SpinCo Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Parent Group; and

(iii) if the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VIII to resolve any disputes as to whether any information relates solely to the Parent Business, solely to the SpinCo Business, or to both the Parent Business and the SpinCo Business.

(c) Subject to the remaining provisions of this Section 7.9, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 7.9(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d) If any Dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e) In the event of any Dispute between Parent and SpinCo, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 7.9(c); provided, that the Parties intend such waiver of a shared privilege to be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and is not intended to operate as a waiver of the shared privilege with respect to any Third Party.

(f) Upon receipt by either Party, or by any member of its Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 7.9 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g) Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of Parent and SpinCo set forth in this Section 7.9 and in Section 7.10 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups as needed pursuant to this Agreement, is not intended to be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h) In connection with any matter contemplated by Section 7.8 or this Section 7.9, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

7.10 Confidentiality.

(a) Confidentiality. Subject to Section 7.11, from and after the Separation Time each of Parent and SpinCo, on behalf of itself and each member of its Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent’s confidential and proprietary information pursuant to policies in effect as of the Separation Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses (giving effect to the Separation) that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any

Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not, to the best of such Party’s knowledge, themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b) No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 7.10(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 7.11. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, and is no longer subject to any legal hold or other document preservation obligation, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that the Parties may retain electronic back-up versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement.

(c) Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Separation Time, may gain access to or possession of confidential or proprietary information of, or legally protected personal information relating to, Third Parties (i) that was received under privacy policies and/or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Separation Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies, as well as privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or legally protected personal information relating to, Third Parties in accordance with privacy policies and privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Separation Time or affirmative commitments or representations that were made before the Separation Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand. With respect to legally protected personal information received from consumers before the Separation Time, each Party agrees that it will not use data in a manner that is materially inconsistent with promises made at the time the data was collected unless it first obtains affirmative express consent from the relevant consumer.

7.11 Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such Information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority or to the extent necessary for such Party to not be so prejudiced, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE VIII

DISPUTE RESOLUTION

8.1 Good Faith Officer Negotiation. Subject to Section 8.4, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement (other than the Tax Matters Agreement or as contemplated by Schedule 5.11), including regarding whether any Assets are SpinCo Assets, any Liabilities are SpinCo Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement (a “Dispute”), which dispute could not be resolved by the Transition Committee, shall provide written notice thereof to the other Party (the “Officer Negotiation Request”). Within fifteen (15) days of the delivery of the Officer Negotiation Request, the Parties shall attempt to resolve the Dispute through good faith negotiation. All such negotiations shall be conducted by executives who hold, at a minimum, the title of Senior Vice President (or a position substantially equivalent thereto) and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days of receipt of the Officer Negotiation Request, and such thirty (30)-day period is not extended by mutual written consent of the Parties, the Chief Executive Officers of the Parties shall enter into good-faith negotiations in accordance with Section 8.2.

8.2 Good-Faith Negotiation. If any Dispute is not resolved pursuant to Section 8.1, the Party that delivered the Officer Negotiation Request shall provide written notice of such Dispute to the Chief Executive Officer of each Party (a “CEO Negotiation Request”). As soon as reasonably practicable following receipt of a CEO Negotiation Request, the Chief Executive Officers of the Parties shall begin conducting good-faith negotiations with respect to such Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Chief Executive Officers of the Parties are unable for any reason to resolve a Dispute within thirty (30) days of receipt of a CEO Negotiation Request, and such thirty (30)-day period is not extended by mutual written consent of the Parties, the Party that delivered the CEO Negotiation request shall provide written notice of such Dispute to the Chairman of each Party’s board of directors, or lead independent director if the Chief Executive Officer of such Party also serves as the Chaiman of such Party’s board of directors (a “Director Negotiation Request”). As soon as reasonably practicable following receipt of a Director Negotiation Request, the applicable directors of each Party shall begin conducting good-faith negotiations with respect to such Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the applicable directors of the Parties are unable for any reason to resolve a Dispute within thirty (30) days of receipt of a DirectorNegotiation Request, and such thirty (30)-day period is not extended by mutual written consent of the Parties, the Dispute shall be submitted to arbitration in accordance with Section 8.3.

8.3 Arbitration.

(a) In the event that a Dispute has not been resolved within thirty (30) days of the receipt of a CEO Negotiation Request in accordance with Section 8.2, or within such longer period as the Parties may agree to in writing, then such Dispute shall, upon the written request of a Party (the “Arbitration Request”) be submitted to be finally resolved by binding arbitration in accordance with the then-current JAMS Comprehensive Arbitration Rules and Procedures (“JAMS Rules”), except as modified herein. The arbitration shall be held in (i) New York City, New York, or (ii) such other place as the Parties may mutually agree in writing. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 8.3 will be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $one (1) million; or (ii) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $one (1) million or more.

(b) The panel of three (3) arbitrators will be chosen as follows: (i) within thirty (30) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two (2) Party-appointed arbitrators will thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within thirty (30) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the JAMS Rules. In the event that the two (2) Party-appointed arbitrators fail to appoint the third, then the third independent arbitrator will be appointed pursuant to the JAMS Rules. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within thirty (30) days of the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator during such thirty (30) day period, then upon written application by either party, the sole independent arbitrator will be appointed pursuant to the JAMS Rules.

(c) The arbitrator(s) will have the right to award, on a preliminary or interim basis, or include in the final award, any relief that it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided, that the arbitrator(s) will not award any relief not specifically requested by the Parties and, in any event, will not award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability arising from a payment actually made to a Third Party with respect to a Third-Party Claim). Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 8.4, the arbitrator(s) may affirm or disaffirm that relief, and the Parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The initiation of arbitration pursuant to this Article VIII will toll the applicable statute of limitations for the duration of any such proceedings. Notwithstanding applicable state Law, the arbitration and this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.

8.4 Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article VIII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 8.1, Section 8.2 and Section 8.3 if such action is reasonably necessary to avoid irreparable damage it being understood that such initiating Party may, at its election, pursue arbitration, including seeking arbitral relief on a preliminary or interim basis, in lieu of such judicial relief) and (b) either Party may initiate arbitration before the expiration of the periods specified in Section 8.1, Section 8.2 and/or Section 8.3 if such Party has submitted an Officer Negotiation Request, a CEO Negotiation Request and/or an Arbitration Request and the other Party has failed to comply with Section 8.1, Section 8.2 and/or Section 8.3 in good faith with respect to such negotiation and/or the commencement and engagement in arbitration. In the circumstances contemplated by clause (b) of the immediately preceding sentence, the other Party may commence and prosecute such arbitration unilaterally in accordance with the JAMS Rules.

8.5 Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause the respective members of their Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VIII, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE IX

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

9.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Separation Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Separation Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the SpinCo Assets and the Parent Assets and the assignment and assumption of the SpinCo Liabilities and the Parent Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) At or prior to the Separation Time, Parent and SpinCo, in their respective capacities as direct and indirect shareholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by Parent, SpinCo or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE X

TERMINATION

10.1 Termination by Mutual Consent. This Agreement and all Ancillary Agreements may be terminated, and the terms and conditions of the Distribution may be amended, modified or abandoned at any time prior to the Distribution Date by the mutual consent of Parent and SpinCo.

10.2 Other Termination.

(a) This Agreement and all Ancillary Agreements may be terminated by Parent at any time, in its sole discretion, prior to the IPO Closing Date (subject to the terms of the Underwriting Agreement).

(b) The obligations of the parties under Article IV (including the obligation to pursue or effect the Distribution) may be terminated by Parent at any time for any reason, including if, at any time, the Parent Board determines, in its sole discretion, that the Distribution is not in the best interests of Parent or its shareholders.

10.3 Effect of Termination.

(a) In the event of any termination of this Agreement prior to the IPO Closing Date, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

(b) In the event of any termination of this Agreement on or after the IPO Closing Date, only the provisions of Article IV and Section 10.2 will terminate, and the other provisions of this Agreement and each Ancillary Agreement shall remain in full force and effect.

ARTICLE XI

MISCELLANEOUS

11.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement and the Ancillary Agreements together govern the arrangements in connection with the Transactions and would not have been entered independently.

(c) Parent represents on behalf of itself and each other member of the Parent Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each Party acknowledges that it and each other Party is executing this Agreement and certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (PDF)) made in its name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

11.2 Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies. For clarity, all matters relating to the duties of the directors and officer of Parent, SpinCo and each of their respective Affiliates shall be governed by, and construed in accordance with, the laws of British Columbia, Canada, the federal laws of Canada applicable therein (in the case of Parent) and the federal laws of Canada (in the case of SpinCo prior to the Arrangement, and to the laws of the jurisdiction to which SpinCo or its successors are continued, if applicable, following such time).

11.3 Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a Change of Control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. For the avoidance of doubt, upon and subject to the implementation of the applicable step in the Plan of Arrangement, each of AmalCo and the Resulting Entity shall be regarded as successors and permitted assigns of SpinCo for purposes of this Agreement and each other Ancillary Agreement and it is the express intention of each of the Parties that all terms referring or relating to SpinCo shall be construed to refer or relate to the Resulting Entity.

11.4 Third-Party Beneficiaries. Except for the indemnification rights under this Agreement and each Ancillary Agreement of any Parent Indemnitee or SpinCo Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

11.5 Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent, applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by facsimile or electronic transmission with receipt confirmed, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.5):

If to Parent (prior to, on or after the Separation Time), to:

Bausch Health Companies Inc.

2150 St. Elzéar Blvd. West

Laval, Québec, Canada H7L 4A8

Attention: General Counsel

E-mail: [*****]

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Igor Kirman

                 Mark F. Veblen

Facsimile: [*****]

Email:       [*****]

If to SpinCo (prior to, on or after the Separation Time), to:

Bausch + Lomb Corporation

400 Somerset Corporate Blvd

Bridgewater, NJ 08807, USA

Attention: General Counsel

E-mail: [*****]

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Igor Kirman

                 Mark F. Veblen

Facsimile: [*****]

Email:       [*****]

A Party may, by notice to the other Party, change the address to which such notices are to be given.

11.6 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

11.7 Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

11.8 No Set-Off. Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

11.9 Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all third party fees, costs and expenses, and all other fees, costs and expenses, in each case incurred at or prior to the Separation Time in connection with the preparation, execution, delivery and implementation of this Agreement, including the Transactions, and any Ancillary Agreement, the IPO Registration Statement, the Meeting Materials, the Plan of Reorganization, the Plan of Arrangement, and the consummation of the transactions contemplated hereby and thereby will be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses. The Parties agree that certain specified costs and expenses shall be allocated between the Parties, and borne and be the responsibility of the applicable Party, as set forth on Schedule 11.9.

11.10 Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

11.11 Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Transactions and shall remain in full force and effect.

11.12 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

11.13 Specific Performance. Subject to the provisions of Article VIII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

11.14 Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

11.15 Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendixes) to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” need not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; (i) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement” and words of similar import shall all be references to March 30, 2022; and (j) the word “extent” and the phrase “to the extent” shall mean the degree (if any) to which a subject or other thing extends, and such word or phrase shall not merely mean “if”.

11.16 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither SpinCo or any member of the SpinCo Group, on the one hand, nor Parent or any member of the Parent Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability actually paid or payable in respect of a Third-Party Claim).

11.17 Performance. Parent will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Parent Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the SpinCo Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

11.18 Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

11.19 Ancillary Agreements. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Real Estate Matters Agreement, the IP Matters Agreement or the Registration Rights Agreement (each, a “Specified Ancillary Agreement”), the terms of the applicable Specified Ancillary Agreement, shall control with respect to the subject matter addressed by such Specified Ancillary Agreement to the extent of such conflict or inconsistency. In the event of any conflict or inconsistency between the terms of this Agreement or any Specified Ancillary Agreement, on the one hand, and any Transfer Document, on the other hand, including with respect to the allocation of Assets and Liabilities as among the Parties or the members of their respective Groups, this Agreement or such Specified Ancillary Agreement shall control. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Arrangement Agreement, the terms of the Arrangement Agreement shall control solely as it relates to the Arrangement or the Plan of Arrangement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Master Separation Agreement to be executed by their duly authorized representatives as of the date first written above.

BAUSCH HEALTH COMPANIES INC.

By:	/s/ Thomas J. Appio
Name: Thomas J. Appio
Title: CEO, Pharma Business

BAUSCH + LOMB CORPORATION

By:	/s/ Joseph C. Papa
Name: Joseph C. Papa
Title: Chief Executive Officer

[Signature Page to Master Separation Agreement]